                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                            GENERAL HOUSEWARES CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                            GENERAL HOUSEWARES CORP.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [ ] No fee required.

     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
         4,031,364 (as of August 15, 1999)
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         $28.75 (cash merger consideration)
--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
         $115,901,715.00 (line (3) multiplied by line (2))
--------------------------------------------------------------------------------

     (5) Total fee paid:
         $23,180.34 (1/50 of 1% of line (4)) (Fee paid by wire transfer on August 24, 1999)
--------------------------------------------------------------------------------

     [X] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                         GENERAL HOUSEWARES CORP. LOGO

                TO THE STOCKHOLDERS OF GENERAL HOUSEWARES CORP.

                A MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

     General Housewares' board of directors unanimously approved a merger agreement between CCPC Acquisition Corp. and General Housewares Corp. The proposed transaction involves the merger of GHC Acquisition Corp., a newly formed company owned by CCPC Acquisition, with and into General Housewares with General Housewares surviving the merger. Effectively, the merger will enable CCPC Acquisition to acquire all of General Housewares' outstanding shares of common stock. CCPC Acquisition is an affiliate of Borden, Inc., and Borden has guaranteed the payment to General Housewares stockholders in the merger.

     In the merger, each of your shares of General Housewares common stock will be exchanged for $28.75 in cash. In order to complete the merger, the merger agreement must be adopted by the holders of a majority of outstanding shares of General Housewares common stock. The merger is also subject to obtaining antitrust approval, as well as other conditions.

     After considering a number of factors, including the opinion of its investment banker, Wasserstein Perella & Co., Inc., your board of directors unanimously approved the merger agreement and the merger. In addition, the board declared the merger advisable, fair to and in the best interests of General Housewares stockholders. General Housewares' board of directors unanimously recommends that you vote to adopt the merger agreement.

     This proxy statement provides you with detailed information concerning General Housewares, CCPC Acquisition and the merger. Please give all of the information contained in this proxy statement your careful attention.

     The date, time and place of the special meeting is:

                           Thursday, October 21, 1999
                            10:00 a.m. (local time)
                                  Chicago Room
                         Hilton Chicago O'Hare Airport
                               Chicago, Illinois

     Please use this opportunity to take part in the affairs of General Housewares by voting on the adoption of the merger agreement. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning your proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person. YOUR VOTE IS IMPORTANT.

     On behalf of the board of directors, I thank you for your support and appreciate your consideration of this matter.

                                        /s/ Paul A. Saxton

                                        Paul A. Saxton
                                        Chairman, President and Chief Executive
                                        Officer

     This proxy statement is dated September 21, 1999 and was first mailed to stockholders on or about September 22, 1999.

                         GENERAL HOUSEWARES CORP. LOGO

                            GENERAL HOUSEWARES CORP.
                               1536 BEECH STREET
                                 P.O. BOX 4066
                             TERRE HAUTE, IN 47804

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     Notice is hereby given that a special meeting of stockholders of General Housewares Corp. will be held on Thursday, October 21, 1999, at 10:00 a.m., local time, at the Hilton Chicago O'Hare Airport, Chicago, Illinois, for the following purposes:

          1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 2, 1999, as amended, among CCPC Acquisition Corp., General Housewares and GHC Acquisition Corp., pursuant to which GHC Acquisition will merge with and into General Housewares and General Housewares will survive the merger. In the merger, holders of outstanding shares of the common stock (other than General Housewares, CCPC Acquisition, GHC Acquisition and their subsidiaries, and holders who properly exercise their appraisal rights), par value $0.33 1/3 per share, of General Housewares will be entitled to receive $28.75 in cash for each share of General Housewares common stock held by them. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

          2. To transact such other business as may properly come before the special meeting or any adjournment thereof.

     These items of business are described in the attached proxy statement. Only stockholders of record at the close of business on September 20, 1999, the record date, are entitled to receive notice of and to vote at the special meeting. You may vote in person at the special meeting, even if you have returned a proxy.

                                            By order of the Board of Directors

                                            /s/ Paul A. Saxton
                                            Paul A. Saxton
                                            Chairman, President and Chief
                                            Executive Officer

September 21, 1999

     Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning your proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
QUESTIONS AND ANSWERS ABOUT GENERAL HOUSEWARES' MERGER
  AND THE SPECIAL MEETING OF STOCKHOLDERS...................     4
SUMMARY.....................................................     6
  Special factors...........................................     6
  The merger agreement......................................     8
  Dissenters' rights of appraisal...........................    10
THE PARTIES.................................................    11
SPECIAL FACTORS.............................................    12
  Background of the merger..................................    12
  Recommendation of General Housewares' board of directors
     and fairness of the merger.............................    13
  Opinion of Wasserstein Perella & Co., Inc., financial
     advisor to General Housewares..........................    15
  Interests of certain persons in the merger and certain
     relationships..........................................    19
  Regulatory requirements and third-party consents..........    21
  Accounting treatment......................................    21
  Federal income tax consequences of the merger.............    21
  Fees and expenses.........................................    22
INFORMATION CONCERNING THE SPECIAL MEETING..................    23
  Proxy statement...........................................    23
  Time, place and date......................................    23
  Purpose of the special meeting............................    23
  Stockholder record date for the special meeting...........    23
  Vote of General Housewares stockholders required for
     adoption of the merger agreement.......................    23
  Proxies...................................................    24
LITIGATION..................................................    26
THE MERGER AGREEMENT........................................    27
  General; merger consideration.............................    27
  Stockholders' meeting.....................................    27
  Dissenting shares.........................................    27
  Treatment of stock options................................    28
  Closing; effective time...................................    28
  Cancellation of shares....................................    28
  Exchange of certificates for merger consideration.........    28
  Transfers.................................................    28
  Right to revise structure of merger.......................    28
  Officers..................................................    29
  Representations and warranties............................    29
  Conduct of business prior to the merger...................    29
  Acquisition proposals.....................................    31
  Certain other covenants and agreements....................    31
  Conditions of the proposed merger.........................    33
  Termination...............................................    34
  Termination fee...........................................    35
  Amendment and waiver......................................    35
DISSENTERS' RIGHTS OF APPRAISAL.............................    36
GENERAL HOUSEWARES CORP. SELECTED FINANCIAL DATA............    39
MARKET FOR THE COMMON STOCK.................................    41
  General Housewares common stock market price and dividend
     information............................................    41
  Market price of General Housewares common stock...........    41
SECURITIES OWNERSHIP........................................    42
INDEPENDENT ACCOUNTANTS.....................................    43

                                                               PAGE
                                                               ----
STOCKHOLDER PROPOSALS.......................................    43
WHERE YOU CAN FIND MORE INFORMATION.........................    43
OTHER BUSINESS..............................................    44
FORWARD-LOOKING STATEMENTS..................................    44
Annex A -- Agreement and Plan of Merger
Annex B -- Opinion of Wasserstein Perella & Co., Inc.
Annex C -- Section 262 of the Delaware General Corporation
  Law

             QUESTIONS AND ANSWERS ABOUT GENERAL HOUSEWARES' MERGER
                    AND THE SPECIAL MEETING OF STOCKHOLDERS

Q. WHY IS GENERAL HOUSEWARES MERGING?

A. General Housewares is merging with a newly formed company, which is a subsidiary of CCPC Acquisition, in order to enable CCPC Acquisition to acquire all of General Housewares' outstanding shares of common stock. CCPC Acquisition is the holder of a controlling interest in CCPC Holding Company, Inc. ("CCPC"), a leading manufacturer and marketer of housewares, including bakeware, dinnerware and rangetop cookware, with products sold in the United States and in over 30 foreign countries. CCPC's brands include Corning Ware(R), Pyrex(R), Corelle(R), Revere Ware(R) and Visions(R).

Q. WHAT WILL I RECEIVE IN THE MERGER?

A. If the merger is completed, you will be entitled to receive $28.75 in cash for each share of General Housewares common stock that you own.

Q. WHAT WILL HAPPEN TO GENERAL HOUSEWARES AFTER THE MERGER?

A. General Housewares will be owned by CCPC Acquisition or one of its direct or indirect majority-owned subsidiaries.

Q. WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE MERGER AGREEMENT?

A. After considering a number of factors, including the opinion of its investment banker, Wasserstein Perella & Co., Inc., your board of directors unanimously believes that the terms of the merger agreement are advisable, fair to and in the best interests of stockholders.

Q. WHAT DO I NEED TO DO NOW?

A. Mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares will be represented at the special meeting.

Q. SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After the merger is completed, we will send you written instructions for surrendering your share certificates and receiving the cash payment, less any applicable withholding taxes.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q. MAY I CHANGE MY VOTE?

A. Yes. Just send the Secretary of General Housewares a written revocation notice or a later-dated, signed proxy card before the special meeting or attend the special meeting and vote.

Q. WHO MAY VOTE ON THE MERGER?

A. All stockholders of record as of the close of business on September 20, 1999 may vote. You are entitled to one vote per share of General Housewares common stock that you owned on the record date. For the merger to occur, the holders of at least a majority of the outstanding shares must approve the merger agreement and the merger.

Q. WHEN AND WHERE IS THE SPECIAL MEETING?

A. The special meeting will be held on Thursday, October 21, 1999, at 10:00 a.m., local time, at the Chicago Room, Hilton Chicago O'Hare Airport, Chicago, Illinois.

Q. WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We will complete the merger when all of the conditions to its completion are satisfied or waived. The merger will become effective when we file a certificate of merger with the Secretary of State of the State of

   Delaware. We are working toward completing the merger as quickly as possible and hope to complete the merger promptly after the special meeting during the fourth quarter of 1999.

Q. WHAT ELSE WILL HAPPEN AT THE MEETING?

A. We know of no other matters, other than as described in the "Notice of Special Meeting," which are to come before the special meeting.

Q. WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

A. You may dissent from the merger and seek appraisal of the fair market value of your shares by complying with all of the Delaware law procedures explained on pages 36 to 38.

Q. WHAT IF THE MERGER IS NOT COMPLETED?

A. It is possible the merger will not be completed. That might happen if, for example, General Housewares stockholders do not adopt the merger agreement. Should that occur, neither CCPC Acquisition nor any third party is under any obligation to make or consider any alternative proposals regarding the purchase of the shares of General Housewares common stock.

Q. WHO CAN ANSWER MY QUESTIONS?

A. If you have questions about the merger or need additional copies of this proxy statement, please call Morrow & Co., Inc., a professional soliciting organization retained by General Housewares, at 1-800-662-5200. If you have any questions about General Housewares' operations, please call Raymond J. Kulla at (812) 232-1000.

                                    SUMMARY

     This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the merger and other transactions contemplated by General Housewares and CCPC Acquisition. In particular, you should read the documents attached to this proxy statement, including the merger agreement, which is attached as Annex A. In addition, we incorporate by reference important business and financial information about General Housewares into this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 43 of this proxy statement.

SPECIAL FACTORS

  Purpose, background and effects of the merger and related transactions

     The purpose of the merger is to enable CCPC Acquisition to acquire the entire outstanding equity interest in General Housewares for a cash payment of $28.75 per share. Upon completion of the merger, General Housewares, as the surviving corporation, will become a subsidiary of CCPC Acquisition or one of its direct or indirect subsidiaries.

  Recommendation of General Housewares' board of directors

     After considering a number of factors, including the opinion of Wasserstein Perella & Co, Inc., General Housewares' board of directors has unanimously approved the merger agreement and the merger and recommends that you vote to adopt the merger agreement and approve the merger. The board of directors has unanimously determined that the merger is fair to and in the best interests of General Housewares stockholders and declared that the terms and provisions of the merger agreement (including the $28.75 per share cash consideration) are advisable.

  Factors considered by the board of directors

     In reaching its decision to recommend adoption of the merger agreement and approval of the merger, the board of directors considered a number of factors, including the following:

     - a comparison of the historical market prices of General Housewares common stock with the per share price offered by CCPC Acquisition and the fact that the $28.75 per share price represents a:

      - 43.3% premium over the closing price of General Housewares common stock one day prior to the last trading day before the merger was announced

      - 48.9% premium over the closing price of General Housewares common stock 30 days prior to the last trading day before the merger was announced

      - 120.1% premium over the closing price of General Housewares common stock 60 days prior to the last trading day before the merger was announced

      - 165.9% premium over the closing price of General Housewares common stock on April 12, 1999, the day General Housewares received a non-binding preliminary proposal from a third party to acquire General Housewares

     - the opinion of Wasserstein Perella addressed to General Housewares' board of directors that, as of August 1, 1999, the $28.75 per share cash consideration to be received by General Housewares common stockholders in connection with the merger was fair to those stockholders (other than CCPC Acquisition and GHC Acquisition) from a financial point of view

     - CCPC Acquisition's proposal was the highest price obtained on completion of a process in which a number of parties were contacted by Wasserstein Perella, on behalf of General Housewares, in an effort to elicit third party proposals to acquire General Housewares and maximize stockholder value

     - General Housewares' business, condition and prospects as well as current industry, economic and market conditions

     - the merger agreement's provisions permitting the board of directors, under certain circumstances, to terminate the merger agreement in order to accept an alternative proposal financially superior to General Housewares stockholders, subject to certain conditions, including General Housewares' payment of a $4.25 million termination fee to CCPC Acquisition

  Wasserstein Perella & Co., Inc. fairness opinion

     Wasserstein Perella rendered to the board of directors of General Housewares its oral opinion (subsequently confirmed in writing) that, as of August 1, 1999, based upon and subject to the assumptions made, matters considered and limits of review set forth in the opinion, the $28.75 per share cash consideration to be received by General Housewares stockholders in connection with the merger was fair to the stockholders (other than CCPC Acquisition and GHC Acquisition and the holders of dissenting shares) from a financial point of view. Wasserstein Perella's opinion is attached as Annex B at the end of this proxy statement. Please read the opinion carefully.

  Interests of certain persons in the merger

     All of General Housewares' officers and directors own shares of General Housewares common stock and/or hold options to purchase the common stock and, to that extent, their interest in the merger is the same as yours. In accordance with the terms of the merger agreement, all options held by General Housewares employees will be cashed out in the merger. You should note that some of General Housewares' officers and directors have relationships or interests in the merger that are different from your interests as a stockholder or that may present a conflict of interest. For a description of these interests, see pages 19 to 21.

  Accounting treatment

     General Housewares has been advised by CCPC Acquisition that CCPC Acquisition intends to treat the merger as a "purchase" for accounting and financial reporting purposes. See page 21.

  U.S. federal income tax consequences of the merger

     The receipt of cash for shares of General Housewares common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. See pages 21 to 22.

  General Housewares stockholders must approve the merger

     Holders of a majority of the outstanding shares of General Housewares common stock must approve the merger agreement in order for the merger to be consummated. At the special meeting on Thursday, October 21, 1999, you are entitled to one vote per share of General Housewares common stock that you owned on September 20, 1999.

  Regulatory approvals required to complete the merger

     The merger is subject to antitrust laws. General Housewares and CCPC Acquisition have made the required filings with the Department of Justice and the Federal Trade Commission (the "FTC") and have received notice from the FTC on September 2, 1999 of the early termination of the waiting period of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Department of Justice, FTC or a government, state or private person may challenge the merger at any time before its completion.

THE MERGER AGREEMENT

  The merger consideration

     If the merger is completed, you will be entitled to receive $28.75 in cash for each of your shares of General Housewares common stock.

  Conditions to completion of the merger

     The obligations of General Housewares, CCPC Acquisition and GHC Acquisition to complete the merger are subject to the prior satisfaction or waiver of various conditions. These conditions are described in detail on pages 33 and 34 and include, among others, the following:

     - General Housewares stockholders must adopt the merger agreement and approve the merger

     - no law, statute or injunction or other order preventing the completion of the merger or making the merger illegal may be in effect

     - the applicable waiting period under the antitrust laws must expire or be terminated

     - the respective representations and warranties of General Housewares, CCPC Acquisition and GHC Acquisition in the merger agreement must be true and correct in all material respects as certified by an officer of each of General Housewares and CCPC Acquisition, respectively

     - General Housewares and CCPC Acquisition must certify their performance and compliance in all material respects with their respective agreements in the merger agreement

     - all material governmental consents, orders and approvals legally required to complete the merger must be obtained and in effect

     - no action or proceeding may be brought by any governmental entity seeking an injunction or other order preventing the completion of the merger or making the merger illegal

     - no Distribution Date or Stock Acquisition Date may occur as defined under General Housewares' Rights Agreement with First Chicago Trust Company of New York, dated as of November 10, 1998, as amended

  Termination of the merger agreement

     The merger agreement may be terminated under certain circumstances at any time before the completion of the merger, as summarized below.

     The merger agreement may be terminated by the mutual written consent of General Housewares and CCPC Acquisition.

     In addition, the merger agreement may be terminated by either General Housewares or CCPC Acquisition if:

     - a governmental authority has issued a final and nonappealable order prohibiting the merger

     - General Housewares stockholders do not adopt the merger agreement

     - the merger is not completed on or before November 30, 1999

     CCPC Acquisition may terminate the merger agreement if General Housewares has breached in any material respect any of its representations, warranties, covenants or other obligations in the merger agreement and that breach is not remedied or cannot be remedied within 30 days of notice of such breach.

     General Housewares may terminate the merger agreement if CCPC Acquisition or GHC Acquisition has breached in any material respect any of their respective representations, warranties, covenants or other obligations in the merger agreement and that breach is not remedied or cannot be remedied within 30 days of notice of such breach. General Housewares also may terminate the merger agreement prior to the approval of

General Housewares stockholders upon five business days' prior irrevocable written notice to CCPC Acquisition, in order to accept an unsolicited proposal for an acquisition transaction of the nature specified in the merger agreement for which all necessary financing is committed, and which, if accepted, is reasonably likely to be consummated and is financially superior to General Housewares stockholders than the merger with GHC Acquisition taking into account all legal, financial and regulatory aspects of the proposal, provided that (A) such notice includes a copy of any documentation and otherwise specifies all material information relating to the superior proposal, (B) during the five business day period, General Housewares negotiates with CCPC Acquisition in good faith in order to determine if the third party proposal remains a superior proposal after taking into account any revised proposal by CCPC Acquisition and
(C) General Housewares pays CCPC Acquisition a $4.25 million termination fee.

     Furthermore, CCPC Acquisition may terminate the merger agreement and receive payment of the $4.25 million termination fee from General Housewares if General Housewares' board of directors takes either of the following actions:

     - withdraws or materially adversely modifies or fails to reconfirm its approval and recommendation of the merger within 10 days of a request for reconfirmation by CCPC Acquisition

     - approves or recommends any alternative proposal relating to an acquisition transaction of the nature specified in the merger agreement and involving General Housewares and a party other than CCPC Acquisition

     In the event that (A) any person (other than CCPC Acquisition, GHC Acquisition or any of their affiliates) has made, publicly or to General Housewares, a proposal for, or expressed an interest in, a business combination transaction of the nature specified in the merger agreement, (B) the agreement is terminated by either CCPC Acquisition because General Housewares is in breach in any material respect of its material obligations under the merger agreement (which is not remedied or not capable of being remedied within 30 days) or by either party because General Housewares stockholders did not approve the merger agreement, and (C) not later than 12 months after the termination of the merger agreement, either General Housewares enters into an agreement with respect to a business combination transaction of the nature specified in the merger agreement, which is later consummated, or a business combination transaction of the nature specified in the merger agreement occurs, then CCPC Acquisition will be entitled to receive a $4.25 million termination fee from General Housewares.

  No other negotiations involving General Housewares

     General Housewares has agreed, subject to certain exceptions, until the merger is completed or the merger agreement is terminated, not to initiate, solicit, encourage or facilitate offers, inquiries or proposals with respect to, or furnish any information relating to, or participate in any negotiations or discussions concerning any proposal for an acquisition transaction of the nature specified in the merger agreement involving General Housewares and a party other than CCPC Acquisition or GHC Acquisition. However, General Housewares may furnish information concerning General Housewares, pursuant to an appropriate confidentiality agreement, to any person and negotiate with any person with respect to an unsolicited proposal for an acquisition transaction if the person has submitted a bona fide written proposal, for which all necessary financing is committed in full or reasonably likely to be obtained, and which, if accepted, is reasonably likely to be consummated and is financially superior to General Housewares stockholders than the merger with GHC Acquisition taking into account all legal, financial and regulatory aspects of the proposal. General Housewares cannot waive any provision of a "standstill" agreement, provided that, if specifically requested, General Housewares may waive the provisions of any "standstill" agreement with any person to the extent necessary to permit the person to submit a proposal for an acquisition transaction that the board of directors believes, in its good faith judgment based on information contained in the request, is reasonably likely to result in a superior proposal.

DISSENTERS' RIGHTS OF APPRAISAL

     Any stockholder who does not wish to accept the $28.75 per share cash consideration in the merger has the right under Delaware law to have the "fair value" of his, her or its shares determined by the Delaware Chancery Court. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights:

     - you must not vote in favor of the merger and

     - you must make a written demand for appraisal in compliance with Delaware law before the vote on the merger

     Merely voting against the merger will not protect your right of appraisal. Annex C to this proxy statement contains the Delaware statutory provision relating to your right of appraisal. Failure to follow all of the steps required by this provision will result in the loss of your right of appraisal. The Delaware law requirements for exercising appraisal rights are explained on pages 36 to 38 of this proxy statement.

                                  THE PARTIES

GENERAL HOUSEWARES CORP.

     General Housewares Corp., a Delaware corporation, markets and distributes consumer durable goods, concentrating on product categories in which, through market share, product innovation or brand image, it is considered a leader. Through the acquisition and/or development of products that deliver unexpected value, simplify and enhance a task or redefine a task, General Housewares believes that it is able to establish such a leadership position. General Housewares pursues such a position in the following product categories: cutlery, kitchen/household tools, precision cutting tools and barbecue tools. Among General Housewares' key brands are Chicago Cutlery(R), OXO(R) kitchen/household tools, Olfa precision cutting tools, Grilla Gear(R) outdoor accessories and OLO(R) rolling scissors.

     The principal executive office of General Housewares Corp. is located at 1536 Beech Street, P.O. Box 4066, Terre Haute, IN 47804, and the telephone number at such office is (812) 232-1000.

CCPC ACQUISITION CORP., GHC ACQUISITION CORP. AND BORDEN, INC.

     GHC Acquisition Corp., a Delaware corporation, is a subsidiary of CCPC Acquisition Corp. CCPC Acquisition, a Delaware corporation controlled by affiliates of the investment firm Kohlberg, Kravis Roberts & Co., L.P., is the holder of approximately 89% of the common stock of CCPC Acquisition. CCPC Acquisition is a leading manufacturer and marketer of housewares, including bakeware, dinnerware and rangetop cookware, with products sold in the United States and in over 30 foreign countries. CCPC Acquisition's brands include Corning Ware(R), Pyrex(R), Corelle(R), Revere Ware(R) and Visions(R).

     Borden, Inc., a New Jersey corporation and an affiliate of CCPC Acquisition, has guaranteed the obligations of CCPC Acquisition and GHC Acquisition to pay the merger consideration under the merger agreement, among other things. Borden is engaged primarily in manufacturing, processing, purchasing and distributing specialty chemicals and consumer adhesives, and providing infrastructure management services, with production facilities located throughout the United States and in many foreign countries.

     The principal executive office of each of CCPC Acquisition Corp. and GHC Acquisition Corp. is located at 2711 Centerville Road, Suite 202, Wilmington, Delaware 19808, and the telephone number at each of such offices is (302) 633-7800. The principal executive office of Borden, Inc. is located at 180 East Broad Street, 30th Floor, Columbus, Ohio 43215-3799, and the telephone number at such office is (614) 225-4000.

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

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     On April 12, 1999, General Housewares received a non-binding preliminary proposal from a third party not affiliated with CCPC Acquisition for the acquisition of all of the outstanding stock of General Housewares.

     On April 21, 1999, General Housewares' board of directors approved the engagement of Wasserstein Perella & Co., Inc. as financial advisor to General Housewares.

     On May 10, 1999, Wasserstein Perella reviewed with the board its preliminary views regarding the valuation of General Housewares and its assessment of the April 12, 1999 non-binding preliminary proposal. After considering presentations by Wasserstein Perella, General Housewares' management and outside legal counsel, the board concluded that it would not pursue the April 12, 1999 proposal. The board, however, directed Wasserstein Perella to continue to study General Housewares' businesses and to advise the board as to the strategic alternatives available to General Housewares.

     On May 26, 1999, John A. Bricker, Jr., who is a principal of Sandera Capital Management, the general partner of Sandera Partners, and who became a director of General Housewares on November 17, 1998 when Sandera Partners owned approximately 13.4% of General Housewares common stock, resigned his directorship, citing differences with the board of directors relating to the April 12, 1999 proposal, and publicly announced his resignation and the nature of his differences with the board of directors.

     On June 4, 1999, General Housewares received an unsolicited expression of interest from Helen of Troy Limited relating to the acquisition of General Housewares.

     The board of directors of General Housewares met again on June 8, 1999 and June 9, 1999. At these meetings, Wasserstein Perella reviewed with the board of directors the strategic alternatives available to General Housewares and its views regarding management's plans and preliminary valuations of General Housewares. After extensive discussions, the board of directors authorized Wasserstein Perella to seek proposals for the acquisition of General Housewares from third parties including the parties that had expressed an interest in an acquisition of General Housewares on April 12 and June 4. The board also appointed a special committee of two independent directors to monitor the process being undertaken by Wasserstein Perella.

     Sandera Partners filed an amended Schedule 13D with the Securities and Exchange Commission reflecting a sale of 496,999 shares of General Housewares common stock on June 18, 1999. Helen of Troy Limited then filed a Schedule 13D indicating that it purchased 496,999 shares of common stock in an after-hours transaction for $20.00 per share on June 18, 1999. The closing price on the New York Stock Exchange for General Housewares common stock on June 18, 1999 was $15.25.

     General Housewares entered into confidentiality agreements and furnished information to five parties interested in acquiring General Housewares in June and July 1999. During this time, General Housewares' management and representatives of Wasserstein Perella held various meetings with interested parties regarding General Housewares' operations and the terms of a possible transaction, and the interested parties and their representatives conducted due diligence reviews of General Housewares. Management and Wasserstein Perella had numerous conferences with the special committee of the board and contacts with its members during this period regarding the status of the process.

     On July 29, 1999, the deadline set by Wasserstein Perella for the submission of definitive proposals, General Housewares received proposals from three parties, including CCPC Acquisition, regarding the purchase of all of the outstanding General Housewares common stock for cash.

     On July 29 and July 30, 1999, General Housewares, Wasserstein Perella and General Housewares' outside legal counsel reviewed and evaluated the terms proposed by each of the three parties with members of the special committee. Wasserstein Perella also discussed with the two companies, submitting the two highest per share offers, the terms and conditions each was prepared to offer to acquire General Housewares. On Friday, July 30, 1999, CCPC Acquisition agreed to raise its proposed price to $28.75 per share, but only if

General Housewares would negotiate exclusively with CCPC Acquisition regarding a definitive merger agreement over the weekend and the merger agreement contained acceptable provisions regarding non-solicitation of third party proposals and termination fees. CCPC Acquisition's final offer of $28.75 per share in cash represented the highest proposed price received by General Housewares.

     The special committee instructed Wasserstein Perella and General Housewares' outside legal counsel to engage in further discussions over the weekend with CCPC Acquisition regarding the specific terms of its proposal.

     From July 30 through August 1, 1999, General Housewares and CCPC Acquisition and their respective legal counsel negotiated the terms and conditions of the proposed merger agreement.

     On August 1, 1999, General Housewares' board of directors met and reviewed with management, Wasserstein Perella and General Housewares' outside legal counsel the proposals received from each of the three bidders and the additional discussions and merger agreement negotiations with CCPC Acquisition.

     The board reviewed the process it initiated to seek expressions of interest for General Housewares and the publicity and public speculation concerning possible strategic alternatives for General Housewares. The board considered, among other things, the opinion of Wasserstein Perella, as of August 1, 1999, and subject to the factors and assumptions set forth therein, the fact that the $28.75 per share cash consideration to be paid to General Housewares common stockholders (other than CCPC Acquisition and GHC Acquisition, and the holders of dissenting shares) was fair to those stockholders from a financial point of view. General Housewares' legal counsel reviewed in detail the principal terms and conditions of the proposed merger agreement with CCPC Acquisition and relevant aspects of applicable law regarding the fiduciary duties of General Housewares' board of directors in connection with the merger. After considering the presentation and opinion of Wasserstein Perella and the presentation of outside legal counsel, the board of directors determined that the proposed merger agreement with CCPC Acquisition is advisable and its terms are fair to and in the best interests of the stockholders of General Housewares. Accordingly, the board of directors approved the merger agreement and authorized General Housewares' management to finalize with CCPC Acquisition the terms of the merger agreement.

     After completion of the final negotiations between General Housewares and CCPC Acquisition, the parties executed the merger agreement early on the morning of August 2, 1999.

     Shortly thereafter and prior to the opening of the New York Stock Exchange on August 2, 1999, General Housewares and CCPC Acquisition publicly announced the transaction.

RECOMMENDATION OF GENERAL HOUSEWARES' BOARD OF DIRECTORS AND FAIRNESS OF THE MERGER

     At a special meeting on August 1, 1999, after considering a number of factors, including Wasserstein Perella's opinion, General Housewares' board of directors determined that the merger agreement is advisable and the merger is fair to and in the best interests of General Housewares stockholders. Accordingly, the board of directors unanimously approved the merger agreement and recommends that General Housewares stockholders adopt the merger agreement and approve the merger contemplated by the merger agreement.

  Factors considered by the board of directors

     In determining to approve the merger agreement and recommend that stockholders adopt it, the board of directors considered the following factors, each of which the board of directors concluded supported its determination:

     - Wasserstein Perella opinion. The board of directors considered Wasserstein Perella's financial presentation and its oral opinion as of August 1, 1999 (subsequently confirmed in writing) that, as of that date and subject to the factors and assumptions set forth therein, the $28.75 per share cash consideration to be received by General Housewares common stockholders in the merger was fair from a financial point of view to those stockholders (other than CCPC Acquisition and GHC Acquisition). The full text of Wasserstein Perella's written opinion, which sets forth the assumptions made, matters considered and limits of review described to the board of directors, is attached as Annex B to this proxy statement. Stockholders should read Wasserstein Perella's opinion carefully.

     - Merger consideration. The board of directors considered the terms of CCPC Acquisition's proposal, including the facts that:

      - CCPC Acquisition's $28.75 per share cash proposal was the highest price obtained on completion of a process in which a number of parties were contacted by Wasserstein Perella in an effort to elicit third party proposals to acquire General Housewares and to maximize stockholder value

      - CCPC Acquisition's proposal was not subject to any financing condition and there was a high likelihood that the proposed acquisition would be consummated in light of the experience, reputation and financial capabilities of CCPC Acquisition

      - the terms of the merger agreement were determined through arm's-length negotiations between General Housewares and its legal and financial advisors on the one hand, and representatives of CCPC Acquisition on the other

     - Market price and premium. The board of directors considered the historical market prices of General Housewares common stock and noted that $28.75 per share represents a:

      - 43.3% premium over the $20.06 closing price of General Housewares common stock on July 29, 1999, one day prior to the last trading day before the merger was announced;

      - 48.9% premium over the $19.31 closing price of General Housewares common stock on July 1, 1999, 30 days prior to the last trading day before the merger was announced;

      - 120.1% premium over the $13.06 closing price of General Housewares common stock on June 1, 1999, 60 days prior to the last trading day before the merger was announced; and

      - 165.9% premium over the $10.81 closing price of General Housewares common stock on April 12, 1999, the day General Housewares received the first non-binding preliminary proposal from a third party to acquire General Housewares

     - General Housewares' business, condition and prospects. The board considered information with respect to:

      - General Housewares' financial condition, results of operations, business, competitive position, and business strategy, on both a historical and a prospective basis, as well as current industry, economic and market conditions.

      - General Housewares' prospects if it were to remain independent, including the risks inherent in remaining independent, and the prospects of General Housewares going forward as an independent company

      - the possible alternatives to the merger (including the possibility of continuing to operate General Housewares as an independent entity), the range of possible benefits to General Housewares' stockholders of such alternatives and the timing and likelihood of accomplishing the goal of any such alternatives

      - the fact that since public disclosure on May 26, 1999 General Housewares had received and rejected a non-binding preliminary proposal, there was general speculation about possible strategic alternatives that General Housewares might pursue

     - Terms of the merger agreement. The board of directors also considered the terms of the merger agreement, including the fact that General
       Housewares:

      - may furnish, pursuant to an appropriate confidentiality agreement, confidential information about its operations to, and enter into negotiations with, a third party making an unsolicited proposal for an alternative acquisition transaction, if the third party has submitted a proposal for which all necessary financing is committed or reasonably likely to be obtained, and which, if accepted, is reasonably likely to be consummated and is financially superior to General Housewares stockholders compared to the merger, subject to certain conditions

      - may waive the provisions of any standstill agreement if specifically requested by a potential acquiror and the board determines such a waiver is necessary to allow a person to submit a proposal for an acquisition transaction which the board believes, in its good faith judgment, is reasonably likely to result in a superior proposal, subject to certain conditions

      - may, prior to stockholder approval, terminate the merger agreement and accept an unsolicited proposal for an alternative acquisition transaction which is financially superior to General Housewares stockholders compared to the merger, subject to certain conditions, including an obligation to negotiate further with CCPC Acquisition and the payment of a $4.25 million termination fee to CCPC Acquisition

     - Availability of dissenters' rights. The board of directors also considered the fact that dissenters' rights of appraisal will be available to stockholders under Delaware law.

     - Interests of various parties in the merger. General Housewares' directors were aware that some of General Housewares' directors and officers have relationships and interests in the merger that differ from the interests of General Housewares stockholders. See "Interests of certain persons in the merger and certain relationships" on pages 19 to 21.

     The board of directors considered the fact that if the merger is consummated, General Housewares stockholders will not participate in the future growth of General Housewares. Because of the risks and uncertainties associated with General Housewares' future prospects and general market conditions, the board of directors concluded that this detriment was not quantifiable but was generally outweighed by the cash consideration to be paid to the stockholders in the merger.

     In view of the wide variety of factors considered in connection with its evaluation of the merger and the merger agreement, the board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its determinations.

OPINION OF WASSERSTEIN PERELLA & CO., INC., FINANCIAL ADVISOR TO GENERAL HOUSEWARES

     General Housewares' board of directors retained Wasserstein Perella & Co., Inc. to provide requested investment banking advice and services in connection with the merger, including rendering its opinion as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of General Housewares.

     On August 1, 1999, Wasserstein Perella orally delivered its opinion to General Housewares' board of directors, which it later confirmed in a written opinion, dated August 1, 1999, to the effect that, as of the date of the opinion and based upon specific assumptions, the $28.75 per share cash consideration to be received by the stockholders of General Housewares in the merger is fair, from a financial point of view, to such stockholders. Wasserstein Perella also presented to General Housewares' board of directors the analyses described below.

     A COPY OF WASSERSTEIN PERELLA'S WRITTEN OPINION IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT. STOCKHOLDERS ARE URGED TO READ THE WASSERSTEIN PERELLA OPINION IN ITS ENTIRETY FOR INFORMATION ABOUT THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY WASSERSTEIN PERELLA IN RENDERING ITS OPINION. REFERENCES TO WASSERSTEIN PERELLA'S OPINION IN THIS PROXY STATEMENT AND THE SUMMARY OF WASSERSTEIN PERELLA'S OPINION IN THIS SECTION OF THE PROXY STATEMENT ARE QUALIFIED BY REFERENCE TO THE FULL TEXT OF WASSERSTEIN PERELLA'S OPINION, WHICH IS INCORPORATED IN THIS PROXY STATEMENT BY REFERENCE. WASSERSTEIN PERELLA'S OPINION ONLY ADDRESSES THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CASH CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF GENERAL HOUSEWARES AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER. WASSERSTEIN PERELLA'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO STOCKHOLDERS TO VOTE IN FAVOR OF THE MERGER AND STOCKHOLDERS SHOULD NOT RELY UPON IT AS A RECOMMENDATION.

     In arriving at its opinion, Wasserstein Perella reviewed, among other things,

     - the merger agreement;

     - publicly available business and financial information relating to General Housewares which Wasserstein Perella deemed to be relevant;

     - internal non-public financial and operating information, including certain budgeted cashflow information and analyses prepared by or on behalf of General Housewares and provided orally or in writing by or on behalf of the management of General Housewares to Wasserstein Perella for purposes of its analysis;

     - financial and stock market data relating to General Housewares, and compared this data with similar data for other companies, the securities of which are publicly traded, that Wasserstein Perella deemed to be relevant; and

     - the financial terms of the merger, and compared its terms with the financial terms of other transactions in the housewares industry which Wasserstein Perella deemed to be relevant to its inquiry.

     Wasserstein Perella had discussions with the management of General Housewares and its representatives about General Housewares' business, operations, assets, financial condition and future prospects. Wasserstein Perella also performed such studies, analyses and investigations and reviewed other information as it considered appropriate for purposes of arriving at and preparing its opinion.

     In conducting its analysis and arriving at its opinion, Wasserstein Perella assumed and relied upon the accuracy and completeness of all financial and other information that was provided to or discussed with it or was publicly available, and did not assume any responsibility for independently verifying this information. Wasserstein Perella also relied upon the reasonableness and accuracy of the financial information and analyses provided to them and assumed that all financial information and analyses provided by General Housewares were prepared in good faith and on bases reflecting the best currently available judgments and estimates of General Housewares' management.

     Wasserstein Perella did not express any opinion with respect to such financial information and analyses or the assumptions upon which they are based. In addition, Wasserstein Perella did not review any of the books and records of General Housewares, except as described above, or assume any responsibility for conducting a physical inspection of the properties or facilities of General Housewares, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of General Housewares, and Wasserstein Perella was not provided with any such independent valuation or appraisal. Wasserstein Perella also assumed that the transactions described in the merger agreement would be consummated on the terms set forth in the merger agreement, without material waiver or modification.

     Wasserstein Perella's opinion necessarily was based on economic and market conditions and other circumstances as they existed and could be evaluated by Wasserstein Perella on the date of its opinion.

  Summary and analysis of the merger

     During the August 1, 1999 meeting with General Housewares' board of directors, Wasserstein Perella reviewed financial, industry and market information about General Housewares, and the procedures used in arriving at, and the analyses underlying, Wasserstein Perella's opinion. The following describes the material analyses performed by Wasserstein Perella relating to its opinion and presented to the board of directors. The preparation of a fairness opinion is a complex process that is not purely mathematical and is not necessarily susceptible to partial analyses or summary description. Stockholders are encouraged to review Wasserstein Perella's entire opinion.

  Selected housewares company trading analysis

     To analyze the relative public market valuations of other selected housewares companies, Wasserstein Perella analyzed the stock price performance and operating performance of Home Products International,

Lifetime Hoan, Mikasa, National Presto Industries and Salton. Wasserstein Perella calculated market trading multiples for each of these companies based on their (1) market values as a multiple of last twelve months ("LTM") net income and LTM book value, (2) adjusted market value as a multiple of LTM sales, LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and LTM earnings before interest and taxes ("EBIT"), (3) market values as a multiple of next fiscal year ("NFY") net income and NFY book value and (4) adjusted market value as a multiple of NFY sales, NFY EBITDA and NFY EBIT.

     Based on these calculations, Wasserstein Perella noted that the range of market value multiples was 5.5x to 14.1x for LTM net income, 5.0x to 8.4x for NFY net income, 1.1x to 4.6x for LTM book value and 0.9x to 2.2x for NFY book value. The range of adjusted market value multiples was 0.5x to 1.0x for LTM sales, 0.6x to 0.9x for NFY sales, 2.7x to 6.6x for LTM EBITDA, 4.2x to 4.7x for NFY EBITDA, 3.0x to 8.6x for LTM EBIT and 4.7x to 7.0x for NFY EBIT. Based on this range of market value multiples and adjusted market value multiples, Wasserstein Perella noted that the cash consideration to be received by the stockholders of General Housewares was within or above the foregoing valuation range and that this fact supported a determination that such cash consideration was fair to the stockholders.

  Review of housewares company acquisitions

     Wasserstein Perella reviewed publicly available financial and other information for the following recently announced business combinations in the housewares industry: All-Clad Holdings/Waterford Wedgewood, Oneida/Libbey (recently terminated), American Safety Razor/JW Childs Equity Partners, Rival/Holmes Products, Sarah Michaels/Dial Corporation, DEP Corp./Henkel, Johnson Products/Carson, Black & Decker Household Products/Windmere Durable Hldgs., All-Clad Holdings/U.S. Equity Partners L.P., Bausch & Lomb Skin Care/Andrew Jergens, Calphalon/Newell, Signature Brands/Sunbeam, Bristol-Myers Squibb (Ban)/Chattem Inc., Jafra Cosmetics/Clayton Dubilier, SC Johnson Brands/Reckitt & Colman, Aveda Co./ Estee Lauder Co., Curver/Rubbermaid, Pavion Limited/AM Cosmetics, Tyco International/INBRAND, Hazeline (Glaxo Wellcome)/Unilever, Armor All/Clorox, Laboratoires Lutsia/Boots, Graco/Rubbermaid, Reckitt & Colman (Personal Products)/JW Childs Associates LP and St. Ives Laboratories/Alberto-Culver Co. In reviewing each of these transactions, Wasserstein Perella calculated the adjusted purchase price as a multiple of the acquired company's LTM net sales, LTM EBITDA, LTM EBIT and LTM net income for each of these transactions for the calendar year in which these transactions were announced, based on the latest publicly available information at the time of each of these transactions.

     Based on these calculations, Wasserstein Perella noted that the range of implied multiples of the adjusted purchase price for these transactions was 0.6x to 2.9x for LTM net sales, 6.4x to 20.4x for LTM EBITDA, 6.7x to 34.9x for LTM EBIT and 10.2x to 47.6x of LTM net income for the calendar year in which the applicable transaction was announced. Based on this range of implied adjusted purchase price multiples, Wasserstein Perella noted that the cash consideration to be received by the stockholders of General Housewares was within or above the foregoing valuation range and that this fact supported a determination that such cash consideration was fair to the stockholders.

  Discounted cash flow analysis

     Wasserstein Perella performed a discounted cash flow ("DCF") analysis of General Housewares' business. A DCF analysis is a traditional valuation methodology used to derive a valuation of a corporate entity by capitalizing the estimated future earnings and calculating the estimated future unlevered free cash flows of such corporate entity and discounting such aggregate results back to a present value. Wasserstein Perella's DCF analysis considered the projected operating performance of General Housewares for fiscal years 2000 through 2006 using financial projections for General Housewares' future performance through fiscal year 2003 provided by General Housewares' management and then extrapolating this data through fiscal year 2006. Wasserstein Perella also performed a DCF analysis using a sensitivity case that modified specific assumptions made by General Housewares' management in preparing their financial projections.

     Wasserstein Perella aggregated the present value of the cash flows from 2000 through 2006 with the present value of a range of terminal values. All cash flows were discounted at rates ranging from 10.0% to

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

12.0%. The terminal values were computed using a range of multiples of 5.0x to 8.0x for fiscal year 2006 EBITDA. Wasserstein Perella arrived at these discount rates based on its judgment of the weighted average cost of capital of selected publicly-traded housewares companies, and arrived at these terminal values based on its review of the trading characteristics of the common stock of selected publicly-traded housewares companies. Wasserstein Perella's analysis of the management case indicated a range of values for the General Housewares common stock of $21.63 to $35.96 per share, and the sensitivity case indicated a range of values for the General Housewares common stock of $24.64 to $40.55 per share. Based on this range of implied share prices, Wasserstein Perella noted that the cash consideration to be received by the stockholders of General Housewares was within the foregoing valuation range and that this fact supported a determination that such cash consideration was fair to the stockholders.

  Premiums analysis

     Wasserstein Perella reviewed 36 announced transactions from January 7, 1999 through July 8, 1999 involving the merger of publicly-held companies, where transaction values ranged from $75 million to $150 million, to derive a range of premiums paid over the public trading prices one day, 30 days and 60 days before the announcement of each transaction. In connection with this analysis, Wasserstein Perella noted, among other things, that (1) the reasons for, and circumstances surrounding, each of the analyzed transactions were diverse, (2) the characteristics of the companies involved were not necessarily comparable to those of General Housewares, (3) premiums fluctuated based on perceived growth, synergies, strategic value, the type of consideration utilized in the transaction, information in the securities markets and other factors and (4) this analysis was less relevant than the other analyses performed by Wasserstein Perella in connection with the merger.

     Wasserstein Perella's premiums analyses indicated that the medians of premiums paid in the transactions over the public per share trading prices one day, 30 days and 60 days before the announcement were 29.1%, 36.5% and 44.0%, respectively, and that the means of premiums paid in the transactions over the public per share trading prices one day, 30 days and 60 days before the announcement were 38.8%, 42.8%, and 53.8%. Wasserstein Perella noted that the cash consideration to be received by the stockholders of General Housewares was above the foregoing average premiums and that this fact supported a determination that such cash consideration was fair to the stockholders.

  Summary

     The preceding summary is not a complete description of the analyses performed by Wasserstein Perella or its presentations to General Housewares' board of directors. Wasserstein Perella believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying its analyses set forth in its opinion. In performing its analyses, Wasserstein Perella made numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of General Housewares. Any estimates incorporated in the analyses performed by Wasserstein Perella are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than these estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which housewares companies may be sold. Because these estimates are inherently subject to uncertainty, Wasserstein Perella does not assume any responsibility for their accuracy. No company or transaction analyzed for comparative purposes is identical to General Housewares or the merger. Accordingly, an analysis of comparative companies and comparative business combinations is not simply mathematical, but rather involves complex considerations and judgments concerning financial and operating characteristics of the companies involved and other factors that affect value.

     Wasserstein Perella concluded that, in its judgment, including the full range of its analyses described above, the $28.75 per share cash consideration to be received by the stockholders of General Housewares is fair, from a financial point of view, to such stockholders.

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

     Wasserstein Perella is an investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. General Housewares' board of directors selected Wasserstein Perella as its financial advisor because Wasserstein Perella is an internationally recognized investment banking firm, and members of Wasserstein Perella have substantial experience in transactions such as the merger and in the valuation of companies.

     General Housewares agreed to pay Wasserstein Perella (1) a financial advisory fee of $100,000 and (2) a percentage-based transaction fee contingent upon the successful consummation of the merger, against which the financial advisory fee will be credited. Pursuant thereto, the payment due upon consummation of the merger with GHC Acquisition will be approximately $1.7 million. In addition, General Housewares agreed to reimburse Wasserstein Perella for its reasonable out-of-pocket expenses related to its engagement, including the reasonable fees and expenses of counsel, whether or not the merger is consummated. General Housewares also has agreed to indemnify Wasserstein Perella and specified related persons against specific liabilities relating to or arising out of its engagement, including specific liabilities under the federal securities laws.

     In the ordinary course of its business, Wasserstein Perella may actively trade the securities of CCPC Acquisition Corp. (or its affiliates) and, before completion of the merger, General Housewares for the accounts of Wasserstein Perella and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND CERTAIN RELATIONSHIPS

     In considering the recommendation of General Housewares' board of directors with respect to the merger, stockholders should be aware that various members of the board of directors and General Housewares' management have interests that may present them with actual, potential, or the appearance of potential conflicts of interest in connection with the merger. The board of directors was aware of these potential or actual conflicts of interest and considered them along with other matters described in detail in the section of this proxy statement entitled "Special Factors -- Recommendation of General Housewares' board of directors and fairness of the merger" on page 13.

     The merger agreement also provides that the current officers of General Housewares will be the initial officers of the surviving corporation.

     General Housewares' executive officers and directors currently own of record an aggregate of 251,594 shares of General Housewares common stock, representing approximately 6.2% of the total outstanding shares.

     In addition, General Housewares' executive officers own options to purchase an aggregate of 119,534 shares of General Housewares common stock at exercise prices ranging from $9.25 to $13.75. General Housewares' incentive plan provides that these options vest upon a change in control of General Housewares such as the proposed merger with CCPC Acquisition. Under the terms of the merger agreement, the options will be cancelled in the merger in exchange for an amount of cash equal to the positive difference between $28.75 and the applicable exercise price per share. Upon the cash-out of all options at the effective time of the merger, General Housewares expects that the following executive officers will receive the following cash payments for their options:

NAME                                                         AMOUNT
----                                                        --------
Gordon H. Brown..........................................   $313,500
Bradley A. Kelsheimer....................................   $ 37,500
Raymond J. Kulla.........................................   $341,000
Alexander T. Lee.........................................   $109,375
Teresa A. Mager..........................................   $119,875
Paul A. Saxton...........................................   $782,760
Mark S. Scales...........................................   $356,938

     General Housewares' executive officers and directors currently own an aggregate of 121,500 restricted shares of General Housewares common stock, representing approximately 3.0% of the total outstanding shares. General Housewares' incentive plan provides that all restrictions on the restricted stock lapse upon a change in control of General Housewares such as the proposed merger with CCPC Acquisition. Accordingly, at the effective time of the merger, all restrictions on the restricted stock will lapse and these unrestricted shares of General Housewares common stock will be converted into the right to receive $28.75 per share cash merger consideration. The following table sets forth those executive officers and directors of General Housewares holding shares of restricted stock and the amounts of cash they will receive in exchange for these shares in the merger:

NAME                                                         AMOUNT
----                                                        --------
Gordon H. Brown..........................................   $345,000
Bradley A. Kelsheimer....................................   $345,000
Raymond J. Kulla.........................................   $431,250
Alexander T. Lee.........................................   $646,875
Teresa A. Mager..........................................   $129,375
Paul A. Saxton...........................................   $862,500
Mark S. Scales...........................................   $646,875
Charles E. Bradley.......................................   $ 14,375
Thomas L. Francis........................................   $ 14,375
Joseph Hinsey IV.........................................   $ 14,375
Richard E. Lundin........................................   $ 14,375
Ann Manix................................................   $ 14,375
Phillip A. Ranney........................................   $ 14,375

     The merger agreement provides that the surviving corporation will, following completion of the merger, indemnify all past and present officers and directors of General Housewares to the same extent and in the same manner as these persons are indemnified by General Housewares under General Housewares' charter and bylaws. This indemnification covers any acts or omissions of these officers and directors occurring prior to the effective time of the merger. The merger agreement also provides that for six years following completion of the merger, the surviving corporation will provide directors' and officers' liability insurance coverage to General Housewares' current officers and directors with substantially the same coverage as General Housewares' existing policy. However, the surviving corporation will not be required to pay an annual premium for the directors' and officers' insurance in excess of 150% of the last annual premium paid prior to the date of the merger agreement but in that case will purchase as much coverage as possible for that amount.

     General Housewares has employment agreements with Gordon H. Brown, Teresa
A. Mager, Bradley A. Kelsheimer, Alex Lee, Mark S. Scales, Paul A. Saxton and Raymond J. Kulla. These agreements were under review by General Housewares' board of directors and the compensation committee of the board of directors during June and July 1999 and were amended on August 1, 1999. (The form of amended employment agreement is attached as an exhibit to General Housewares Quarterly Report for the period ended June 30, 1999.) Under the agreements, as amended, the consummation of the merger would constitute a "change of control" and would entitle the employees covered by these agreements to a lump sum payment equal to three years' base salary at the rate in effect immediately prior to the effective time of the merger plus the continuation of benefits (including supplemental executive retirement benefits) for three years, subject to certain conditions, if their employment is terminated by General Housewares other than for just cause or by the employee for good reason during the first year after the "change of control." If employment is terminated by General Housewares other than for just cause or by the employee for good reason during the second or third year after the "change of control," the employees covered by these agreements would be entitled to a lump sum payment equal to two years' base salary at the rate in effect immediately prior to the effective time of the merger plus the continuation of benefits (including supplemental executive retirement benefits) for two years, subject to certain conditions. Additionally, the employment agreements of Messrs. Brown and Saxton provide for the continuation of supplemental executive retirement plan benefits for four years following a "change of control." Payments to each employee under these agreements are limited to those payments which would be deductible by General Housewares under sec. 280G of the Internal Revenue Code of 1986, as amended. CCPC Acquisition is in the process of negotiating a new employment agreement to supersede the previous employment agreement with Alex Lee. General Housewares also intends to pay its employees, including its officers, pro-rated bonuses earned under General Housewares' 1999 bonus plan at or prior to the effective time of the merger, subject to certain conditions.

REGULATORY REQUIREMENTS AND THIRD-PARTY CONSENTS

     In connection with the merger, CCPC Acquisition and General Housewares are required to file documents under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. In addition, the parties must make various filings, provide notices and/or obtain approvals under various federal and state securities laws. Finally, General Housewares must file the certificate of merger with the Secretary of State of the State of Delaware.

     Under the Hart-Scott-Rodino Act and the related rules of the FTC, certain acquisition transactions may not be completed unless selected information has been furnished to the Antitrust Division of the Department of Justice and the FTC and prescribed waiting period requirements have been satisfied. One condition to completion of the merger is the expiration or termination of all applicable Hart-Scott-Rodino Act waiting periods.

     Under the Hart-Scott-Rodino Act, both CCPC Acquisition and General Housewares filed the necessary documents with the Justice Department and the FTC in connection with the merger. Under this statute, the parties may not complete the merger until a 30-calendar day waiting period following the filings has expired. On September 2, 1999, the parties received notice from the FTC of the early termination of the waiting period of the Hart-Scott-Rodino Act.

     Except as discussed above, General Housewares does not believe that any material regulatory approvals or third-party consents will be required in connection with the merger.

ACCOUNTING TREATMENT

     General Housewares has been advised by CCPC Acquisition that CCPC Acquisition intends to treat the merger as a "purchase" for accounting and financial reporting purposes. Consequently, the aggregate merger consideration paid in connection with the merger will be allocated to General Housewares' assets and liabilities based upon their fair values, with any excess being treated as goodwill.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary of certain United States federal income tax consequences of the merger to stockholders of General Housewares whose shares of General Housewares common stock would be converted to the right to receive cash pursuant to the merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of General Housewares. The discussion is based on current law which is subject to change possibly with retroactive effect. The discussion applies only to stockholders who hold shares of General Housewares common stock as capital assets, and may not apply to shares of General Housewares common stock received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the tax consequences to any stockholder of General Housewares who, for United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

     The receipt of cash for shares of General Housewares common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who surrenders shares of General Housewares common stock for cash pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder's adjusted tax basis in the shares of General Housewares common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such shares is more than 12 months at the time of the consummation of the merger. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

FEES AND EXPENSES

     Whether or not the merger is completed and except as stated in this section, all fees and expenses incurred in connection with the merger will be paid by the party incurring the fees and expenses.

     As discussed above, General Housewares has agreed to pay CCPC Acquisition a $4.25 million termination fee if the merger agreement is terminated under certain circumstances.

                   INFORMATION CONCERNING THE SPECIAL MEETING

PROXY STATEMENT

     This proxy statement is being furnished to you in connection with the solicitation of proxies by General Housewares' board of directors in connection with the proposed merger with CCPC Acquisition.

     This proxy statement is first being mailed to stockholders of General Housewares on or about September 22, 1999.

     General Housewares' board of directors has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of General Housewares and its stockholders, has approved the merger agreement and unanimously recommends a vote FOR the adoption of the merger agreement.

TIME, PLACE AND DATE

     The special meeting of stockholders of General Housewares is scheduled to be held as follows:

                           Thursday, October 21, 1999
                            10:00 a.m. (local time)
                                  Chicago Room
                         Hilton Chicago O'Hare Airport
                               Chicago, Illinois

PURPOSE OF THE SPECIAL MEETING

     The special meeting is being held so that stockholders of General Housewares may consider and vote upon a proposal to adopt the merger agreement and to transact any other business that properly comes before the special meeting or any adjournment of such meeting. Adoption of the merger agreement will also constitute approval of the merger with CCPC Acquisition and the other transactions contemplated by the merger agreement.

     If the stockholders of General Housewares adopt the merger agreement, GHC Acquisition will merge with and into General Housewares and General Housewares will survive the merger. Holders of General Housewares common stock will be entitled to receive $28.75 in cash for each share of General Housewares common stock that they own. This cash merger consideration will not be paid in exchange for shares of General Housewares common stock which are held in the treasury of General Housewares, owned by CCPC Acquisition or GHC Acquisition, or held by dissenting stockholders.

STOCKHOLDER RECORD DATE FOR THE SPECIAL MEETING

     General Housewares' board of directors has fixed the close of business on September 20, 1999, as the record date for determination of General Housewares stockholders entitled to notice of and entitled to vote at the special meeting. Only stockholders of record at the close of business on the record date will be entitled to notice of and entitled to vote at the special meeting. At the close of business on the record date, there were 4,049,098 shares of General Housewares common stock outstanding, held by approximately 467 holders of record.

VOTE OF GENERAL HOUSEWARES STOCKHOLDERS REQUIRED FOR ADOPTION OF THE MERGER AGREEMENT

     A majority of the voting power of the outstanding shares of General Housewares common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. Broker non-votes and shares as to which a stockholder abstains in person or by proxy will be included in determining whether there is a quorum at the special meeting. Broker non-votes are shares held by brokers or nominees that are represented at a meeting but with respect to which the broker is not empowered to vote on a particular matter.

     As of the close of business on the record date and excluding shares underlying stock options, General Housewares' directors and executive officers and their affiliates may be deemed to be the beneficial owners of, and have the power to vote 251,594 outstanding shares of General Housewares common stock representing approximately 6.2% of the then outstanding shares of General Housewares common stock. General Housewares believes that each of its directors and executive officers intends to vote FOR the adoption of the merger agreement.

     In order for the merger to be consummated, the holders of a majority of the outstanding shares of General Housewares common stock must adopt the merger agreement. Stockholders are entitled to one vote for each share of General Housewares common stock owned on the record date on each proposal to be presented to stockholders at the special meeting.

PROXIES

     All shares of General Housewares common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR adoption of the merger agreement. You are urged to mark the box on the proxy to indicate how to vote your shares.

     In the event that a quorum is not present at the time the special meeting is convened, or if for any other reason General Housewares believes that additional time should be allowed for the solicitation of proxies, General Housewares may adjourn the special meeting with or without a vote of the stockholders. If General Housewares proposes to adjourn the special meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares for which they have voting authority in favor of an adjournment.

     If a properly executed proxy is returned and the stockholder has abstained from voting on adoption of the merger agreement, the General Housewares common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. Similarly, if an executed proxy is returned by a broker holding shares of General Housewares common stock in street name which indicates that the broker does not have discretionary authority to vote on adoption of the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered to have been voted in favor of adoption of the merger agreement. Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

     Because adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority of the outstanding shares of General Housewares common stock, as of the record date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against adoption of the merger agreement and approval of the merger.

     General Housewares does not expect that any matter other than adoption of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

     You may revoke your proxy at any time before it is voted by:

     - sending a written revocation notice to the Secretary of General Housewares at:

     General Housewares Corp.
      Attn: Secretary
      1536 Beech Street
      P.O. Box 4066
      Terre Haute, IN 47804

     - granting a subsequent proxy; or

     - appearing in person and voting at the special meeting, however, attendance at the special meeting will not in and of itself constitute revocation of a proxy.

     General Housewares will bear the expenses incurred in connection with the printing and mailing of this proxy statement. In addition to solicitation by use of the mails, proxies may be solicited from General Housewares stockholders by directors, officers and employees of General Housewares in person or by telephone, telegram or other means of communication. Such directors, officers and employers will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. General Housewares has retained Morrow & Co., Inc. at an approximate cost of $5,000 plus reimbursement of expenses, to assist in the solicitation of proxies. General Housewares and Morrow & Co., Inc. will also request banks, brokers and other intermediaries holding shares beneficially owned by others to send this proxy to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

     YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXIES. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR GENERAL HOUSEWARES COMMON STOCK WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

                                   LITIGATION

     On June 2, 1999 a shareholder filed suit against General Housewares and its directors challenging the board of directors' decision that it would not pursue the April 12, 1999 non-binding preliminary proposal from a third party to acquire General Housewares. Two additional shareholder lawsuits raising the same allegations were filed on June 3 and June 7, 1999. These lawsuits were filed in the Court of Chancery of the State of Delaware and are captioned: Goldstein v. Saxton, et al., Del.Ch., C.A. No. 17192NC (filed June 2, 1999) (the "Goldstein Action"), Great Neck Capital Appreciation Investment Partnership v. Saxon [sic], et al., Del. Ch., C.A. No. 17196, and The Barry Family Limited Partnership of California v. General Housewares Corp., et al., Del. Ch., C.A. No. 17196 . General Housewares and its directors have moved to dismiss the Goldstein Action, and the complaints in the other two suits have net yet been served upon the Company or the directors. One month after the Delaware lawsuits were filed, two other shareholders filed suit in the Vigo County Superior Court for the State of
Indiana: Bloom v. Saxton, Vigo Superior Ct., C. No. 84D01-9908-CP-1104 (the "Indiana Action"). The Indiana Action, like the Delaware lawsuits, challenges the board of directors' decision not to pursue the April 12, 1999 non-binding preliminary proposal from a third party. General Housewares and its directors have received an extension of time to respond to the complaint in the Indiana action. All of the foregoing lawsuits were filed prior to the announcement of the execution of the merger agreement. General Housewares and its directors intend to vigorously defend each of these lawsuits.

                              THE MERGER AGREEMENT

     The following describes some aspects of the proposed merger, including material provisions of the merger agreement. The following description of the merger does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. We urge stockholders to read the merger agreement carefully.

GENERAL; MERGER CONSIDERATION

     The terms of the merger are set forth in the merger agreement. The merger agreement was unanimously approved by your board and signed by General Housewares and CCPC Acquisition as of August 2, 1999. Pursuant to the terms and conditions of the merger agreement, at the effective time, GHC Acquisition will be merged with and into General Housewares. General Housewares will be the surviving corporation in the merger and will become a subsidiary of CCPC Acquisition. As a result of the merger, each share of common stock issued and outstanding immediately prior to the effective time (other than common stock already owned by CCPC Acquisition or GHC Acquisition or any of their or General Housewares' wholly-owned subsidiaries, common stock owned as treasury stock by General Housewares and shares of common stock as to which dissenters' rights of appraisal have been perfected) shall be converted into the right to receive $28.75 in cash, without any interest thereon, subject to withholding taxes (the "merger consideration"). Borden has guaranteed the payment of the merger consideration to General Housewares' stockholders.

STOCKHOLDERS' MEETING

     General Housewares agreed to cause a special meeting of its stockholders to be duly called and held as soon as practicable for the purpose of voting on the approval and adoption of the merger agreement. In connection with the special stockholders' meeting, the General Housewares board agreed to include in this proxy statement its unanimous recommendation to General Housewares stockholders that they vote in favor of the merger agreement, unless, in the opinion of the board after consultation with counsel, the inclusion of the recommendation would be inconsistent with the board's fiduciary duties to General Housewares' stockholders under applicable law. The board also agreed to obtain and furnish all information required to be included in this proxy statement and, after consultation with CCPC Acquisition and GHC Acquisition, to file this proxy statement confidentially with the Securities and Exchange Commission and mail this proxy statement to General Housewares stockholders at the earliest practicable time. Unless the merger agreement has been earlier terminated, the board must call the special meeting and prepare and mail this proxy statement even if it withdraws or makes an adverse change in its recommendation of the approval and adoption of the merger agreement. The withdrawal of the board's recommendation would give CCPC Acquisition the right to terminate the merger agreement and require General Housewares to pay the $4.25 million termination fee. See "-- Termination" and "-- Termination Fee" on pages 34 and 35, respectively.

DISSENTING SHARES

     In the merger, stockholders of General Housewares have appraisal rights under Section 262 of the Delaware General Corporation Law. If you do not vote in favor of or consent to the merger and you exercise your appraisal rights and comply with the requirements of Section 262, the shares of common stock you own will not be converted into the right to receive the merger consideration at the effective time of the merger. Instead, you will receive the appraised value of your shares of common stock, which may be more or less than $28.75 per share. If after the effective time of the merger you fail to comply with the requirements of Section 262, your shares will be converted into the right to receive the merger consideration without any interest thereon, less any required withholding taxes, and remain outstanding following the merger. At the effective time of the merger, you will not have any rights (including voting rights and rights to dividends or distributions) with respect to your shares other than rights provided by Section 262. For a summary of the requirements that a stockholder must follow in order to exercise his or her appraisal rights, see "Dissenters' Rights of Appraisal" on page 36.

TREATMENT OF STOCK OPTIONS

     Immediately prior to the effective time of the merger, all outstanding General Housewares stock options will become fully exercisable. At the effective time of the merger, these stock options will be canceled. As soon as practicable thereafter, holders of stock options will receive an amount in cash equal to $28.75 less the exercise price of the stock option multiplied by the number of shares of common stock subject to the stock option (less any applicable withholding taxes).

CLOSING; EFFECTIVE TIME

     The closing of the merger will take place on the second business day following the satisfaction or waiver of the conditions to the merger set forth in the merger agreement or such other time as General Housewares and CCPC Acquisition may agree. Concurrently with the closing, General Housewares and CCPC Acquisition will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware. The merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time agreed by the parties and established under the certificate of merger. See "-- Conditions of the Proposed Merger" and "Special Factors -- Regulatory Requirements and Third-Party Consents" on pages 33 and 21, respectively.

CANCELLATION OF SHARES

     At the effective time of the merger and without any action on the part of GHC Acquisition, General Housewares or any holders of General Housewares common stock, all shares of common stock of General Housewares will no longer be outstanding and will be canceled and retired and will cease to exist, and each certificate formerly representing any of such shares (other than shares as to which dissenters' rights of appraisal have been perfected) will thereafter represent only the right to receive the merger consideration without any interest and less any required withholding taxes.

EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

     First Chicago Trust Company of New York has been appointed agent to receive the funds necessary to make payments to General Housewares stockholders upon surrender of their stock certificates. Upon surrender of a stock certificate to the agent together with a duly executed letter of transmittal and any other required documents, each stockholder will be entitled to receive in exchange therefor the merger consideration that the stockholder has the right to receive pursuant to the provisions of the merger agreement. No interest will be paid on any amount payable upon surrender of the certificates.

TRANSFERS

     After the effective time of the merger, the stock transfer books of General Housewares will be closed and thereafter there will be no further registration of transfers of shares of common stock on the records of General Housewares.

RIGHT TO REVISE STRUCTURE OF MERGER

     At CCPC Acquisition's election, the merger may alternatively be structured so that General Housewares is merged into another direct or indirect majority-owned subsidiary of CCPC Acquisition, or another direct or indirect majority-owned subsidiary of CCPC Acquisition is merged into General Housewares; provided that no change may (a) alter or change the amount or kind of merger consideration or the treatment of the holders of stock options, (b) materially impede or delay consummation of the merger, (c) release CCPC Acquisition from any of its obligations under the merger agreement or (d) adversely affect the rights of General Housewares and its shareholders under the merger agreement.

OFFICERS

     After the effective time of the merger, the officers of General Housewares at the effective time of the merger will remain officers of General Housewares until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with General Housewares' certificate of incorporation and bylaws.

REPRESENTATIONS AND WARRANTIES

  Mutual representations and warranties.

     The merger agreement contains various representations and warranties of the parties relating to and including, among other things: (a) organization and similar corporate matters; (b) authorization, execution, delivery, performance and enforceability of the merger agreement and related matters; (c) conflicts under governing documents, required consents or approvals, and violations of any agreements or law; (d) information supplied in this proxy statement; and (e) brokers.

  Additional representations and warranties of General Housewares.

     General Housewares has made additional representations relating to: (a) capitalization; (b) filings with the Securities and Exchange Commission and financial statements; (c) absence of certain changes or events; (d) litigation and legal compliance; (e) tax returns and other tax matters; (f) employee benefit plans and labor matters; (g) environmental laws and regulations; (h) intellectual property; (i) year 2000 compliance; (j) contracts; (k) insurance;
(l) opinion of Wasserstein Perella; (m) customers and distributors (n) action of General Housewares' board of directors and (o) the Rights Agreement with First Chicago Trust Company of New York.

  Additional representations and warranties of CCPC Acquisition and GHC Acquisition.

     Each of CCPC Acquisition and GHC Acquisition has made additional representations relating to: (a) no prior activities of GHC Acquisition; (b) the financial condition of CCPC Acquisition; and (c) the sufficiency of funds available to acquire all the shares of General Housewares common stock.

CONDUCT OF BUSINESS PRIOR TO THE MERGER

     General Housewares has covenanted and agreed, as to itself and each of its subsidiaries that, except as specified in its disclosure schedules to CCPC Acquisition or as contemplated by the merger agreement, after the date of the merger agreement and prior to the effective time of the merger (unless CCPC Acquisition shall otherwise approve in writing):

     - it and its subsidiaries will conduct their businesses in the ordinary and usual course of business and in a manner consistent with past practice and with no less diligence and effort than would be applied in the absence of the merger agreement;

     - it and its subsidiaries will seek to preserve their business organizations intact, to keep available the services of their current officers and employees and preserve their existing relationships with distributors, customers, suppliers and other persons with which they have business dealings such that goodwill and ongoing business will not be impaired in any material respect;

     - it will not amend or modify its certificate of incorporation or bylaws or alter in any fashion the corporate structure or ownership of any active subsidiary;

     - it will not split, combine, subdivide or reclassify any shares or declare, set aside for payment or pay any dividend other than (1) the declaration and payment of regular annual cash dividends in accordance with past dividend policy not in excess of $0.32 per share per year pro rated to reflect the earliest anticipated effective time of the merger and (2) dividends on the capital stock of any wholly owned subsidiary;

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

     - neither it nor its subsidiaries will, among other things, issue, deliver or sell any shares of capital stock or any securities convertible into any shares of its capital stock, or any rights, warrants or options to acquire any shares of capital stock except for shares to be issued or delivered under outstanding option agreements and restricted stock awards pursuant to General Housewares' incentive compensation plan or its employee stock purchase plan;

     - neither it nor its subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

     - neither it nor its subsidiaries will make any material acquisition or material disposition of assets or securities;

     - neither it nor any of its subsidiaries, other than in the ordinary course of business consistent with past practice, will incur any indebtedness or guarantee or otherwise become liable in respect of any indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to General Housewares or a wholly-owned subsidiary;

     - neither it nor its subsidiaries will change accounting policies except as required by law or under generally accepted accounting principles;

     - neither it nor its subsidiaries will make or change in any material respect any material tax election, file any amended tax return, make or change in any material respect any method of accounting with respect to taxes or settle or compromise any proceeding with respect to any material tax liability except as required by law or the applicable taxing authority;

     - neither it nor its subsidiaries will pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of General Housewares or incurred in the ordinary course of business and consistent with past practice and to the extent required to be paid, discharged or satisfied pursuant to the terms of any contract in existence on the date of the merger agreement;

     - neither it nor its subsidiaries will settle or offer to settle any claims, complaints or lawsuits relating to pending shareholder litigation or any other claims, complaints or proceedings other than in the ordinary course of business and consistent with past practice or not otherwise material;

     - neither it nor its subsidiaries may authorize any single or related group of capital expenditures in excess of specified amounts or which exceed, in the aggregate, $1,200,000;

     - neither it nor its subsidiaries may amend or modify in any material respect any material existing intellectual property license, execute any new material intellectual property license, or sell or encumber any of their intellectual property, in whole or in part;

     - neither it nor its subsidiaries may increase the compensation of any directors, officers or key employees in excess of ten percent of each such individual's annual rate of compensation;

     - neither it nor its subsidiaries may pay or agree to pay any pension, retirement allowance or other employee benefit to any current or former employee, director or officer not required to be paid by any existing benefit plan or other agreement;

     - neither it nor its subsidiaries may engage in any material transaction or directly or indirectly enter into any agreement, arrangement or understanding with an affiliate, other than wholly-owned subsidiaries;

     - neither it nor its subsidiaries may enter into any new or materially amend any existing employment or severance or termination agreement with any employee, director or officer;

     - neither it nor its subsidiaries may become obligated under, among other things, any new employee benefit plan or amend any existing employee benefit plan if such amendment would have the effect of enhancing any benefits thereunder, except as may be required to comply with applicable law;

     - neither it nor any of its subsidiaries will take or agree to take any action that would cause any of its representations and warranties in the merger agreement to become untrue and incorrect in any material respect; and

     - neither it nor any of its subsidiaries will authorize, recommend, propose, announce an intention to or otherwise commit or agree to take any of the foregoing actions.

ACQUISITION PROPOSALS

     Under the merger agreement, General Housewares agreed not to, and not to permit its subsidiaries, and their respective directors, officers, employees, financial and other advisors, agents, affiliates and other representatives to initiate, solicit, encourage or facilitate offers, inquiries or proposals with respect to, or furnish any information relating to, or participate in any negotiations or discussions concerning, any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving General Housewares or any of its subsidiaries, or any purchase or sale of more than 25% of the assets (including stock of subsidiaries) of General Housewares and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, more than 25% of the equity securities of General Housewares or any of its subsidiaries (an "Acquisition Proposal"). However, the merger agreement provides that the General Housewares board may furnish information concerning General Housewares to any person with respect to an unsolicited Acquisition Proposal pursuant to a confidentiality agreement with terms not substantially less favorable in the aggregate to General Housewares than those in the confidentiality agreement between General Housewares and CCPC Acquisition and negotiate with a person concerning an Acquisition Proposal, if the person has submitted a bona fide written Acquisition Proposal, for which all necessary financing is committed in full or reasonably likely to be obtained, and which, if accepted, is reasonably likely to be consummated and would be financially superior to General Housewares stockholders than the merger with GHC Acquisition taking into account all legal, financial and regulatory aspects of the proposal (a "Superior Proposal"). If specifically requested, General Housewares may waive the provisions of any "standstill" agreement with any person to the extent necessary to permit the person to submit an Acquisition Proposal that the board believes, in its good faith judgment based on information contained in the request, is reasonably likely to result in a Superior Proposal.

     General Housewares must promptly notify CCPC Acquisition of any inquiries, proposals or offers, information requests, discussions or negotiations related to an Acquisition Proposal. The notice must indicate the name of the person and the material terms, conditions and other aspects of the inquiry, proposal, offer, request, discussions or negotiations, including a copy of any written Acquisition Proposal. General Housewares then must promptly inform CCPC Acquisition of any material developments related to an Acquisition Proposal. General Housewares also agreed to immediately cease and to cause to be terminated any activities, discussions or negotiations conducted on or prior to the date of the merger agreement with any parties other than CCPC Acquisition.

CERTAIN OTHER COVENANTS AND AGREEMENTS

  Reasonable efforts

     Upon the terms and subject to the conditions of the merger agreement, each of the parties to the merger agreement agreed to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under law to consummate and make effective the transactions contemplated by the merger agreement, including, using all reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions, and to lift any injunction or other legal bar to the merger. General Housewares is not obligated to undertake any of the foregoing if, in the opinion of the board of directors after consultation with its counsel, such actions would be inconsistent with the board's fiduciary duties to General Housewares' stockholders under applicable law.

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

  Access to information

     The merger agreement provides that, until the effective time, General Housewares will, and will cause the representatives of General Housewares to, afford the representatives of CCPC Acquisition reasonable access at all reasonable times to the personnel, properties, books and records of General Housewares and its subsidiaries, and shall furnish CCPC Acquisition with all information concerning its business, properties and personnel as CCPC Acquisition may reasonably request. Until the effective time, General Housewares will provide CCPC Acquisition with monthly financial statements in the form customarily prepared for internal purposes. CCPC Acquisition will remain subject to the terms of a confidentiality agreement with General Housewares dated June 15, 1999. No investigation pursuant to this provision shall affect any representation or warranty in the merger agreement of any party or any condition to the obligations of the parties.

  Indemnification of directors and officers; directors and officers' insurance

     All rights to indemnification by General Housewares now existing in favor of each present and former director or officer of General Housewares or its subsidiaries as provided in General Housewares' certificate of incorporation or bylaws, in each case as in effect on the date of the merger agreement, will survive indefinitely following the proposed merger provided that amendments or modifications may be made if they would not adversely affect the rights of such individuals or if they are required by law. CCPC Acquisition will cause to be maintained in effect for six years from the effective time the current directors' and officers' liability and fiduciary liability insurance (provided that policies of substantially the same coverage containing terms and conditions which are no less advantageous, in any material respect, may be substituted) with respect to matters occurring prior to the effective time. However, in no event will CCPC Acquisition be required to expend more than an amount per year equal to 150% of current annual premiums paid by General Housewares for such insurance although it will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

  Employees

     CCPC Acquisition agreed that, for a period commencing at the effective time and ending on December 31, 2000, it would provide employee benefit plans, programs, arrangements and policies (other than those related to equity securities of General Housewares) for the benefit of employees of General Housewares and its subsidiaries that, in the aggregate, are no less favorable to the employees than the benefits currently provided under General Housewares' current employee benefit plans, programs, arrangements and policies. All service credited to each employee by General Housewares through the effective time will be recognized by CCPC Acquisition for all purposes, including for purposes of eligibility, vesting and benefit accruals under any employee benefit plan provided by CCPC Acquisition for the benefit of the employees. CCPC Acquisition also specifically agreed to honor and assume certain employment agreements, executive termination agreements and individual benefit arrangements as in effect at the effective time, including the employment agreements described in the section of this proxy statement entitled "Special Factors -- Interests of certain persons in the merger and certain relationships" on page 19.

  Notification of certain matters

     The merger agreement provides that General Housewares give prompt notice to CCPC Acquisition, and CCPC Acquisition give prompt notice to General Housewares, of (a) the occurrence, or nonoccurrence, of any event which causes any representation or warranty contained in the merger agreement to be untrue or inaccurate in any material respect at or prior to the effective time of the merger and (b) any failure or inability by General Housewares or CCPC Acquisition to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it.

  Publicity

     General Housewares and CCPC Acquisition agreed to consult with each other and mutually agree upon any press releases or public announcements pertaining to the merger or the other transactions contemplated by the merger agreement. General Housewares and CCPC Acquisition further agreed not to issue any such press releases or make any public announcements without prior consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

  Certain financing matters

     General Housewares agreed to provide, and to cause its subsidiaries and its and their respective officers, employees and advisors to provide, all necessary cooperation reasonably requested in connection with the arrangement of any financing to be consummated at or after the merger. General Housewares, however, will not be required to incur any out-of-pocket expenses or make any binding commitments with respect to any financing until after the consummation of the merger.

  Rights plan

     General Housewares agreed not to amend, modify or waive any provision of its Rights Agreement with First Chicago Trust Company of New York, dated as of November 10, 1998, as amended, or to take any action to redeem the rights issued pursuant to the Rights Agreement or render the rights inapplicable to any transaction other than the transactions to be effected pursuant to the merger agreement, which is reasonably likely to reduce the likelihood of or delay the consummation of the merger, or result in any increase in the costs or decrease in the benefits to CCPC Acquisition of the merger, or affect the capitalization of CCPC Acquisition or any of its affiliates after the merger. For a description of General Housewares' rights plan, see General Housewares' Registration Statement on Form 8-A and amendments on Form 8-A/A, filed with the Securities and Exchange Commission.

CONDITIONS OF THE PROPOSED MERGER

     The obligation of each of CCPC Acquisition, GHC Acquisition and General Housewares to effect the merger is conditioned on the following:

     - the approval of the merger by the requisite vote of the stockholders of General Housewares

     - no law, statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency being in effect which prohibits or makes illegal the merger

     - the expiration or termination of the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Act

     - the other party's representations and warranties, either as qualified or in all material respects, being true and correct as of the date of the effective time of the merger or as of date of the merger agreement, as specified in the merger agreement, and the receipt of a certificate from an officer of such party to that effect

     - the performance and compliance in all material respects by the other party of its obligations under the merger agreement on or prior to the effective time of the merger as certified by an appropriate officer of such party

     - the receipt and effectiveness of all governmental consents, orders and approvals required for the consummation of the merger and the other transactions provided for in the merger agreement, except where the failure to obtain any such consent would not reasonably be expected to have a material adverse effect on General Housewares or on the financial condition, business, results of operations, assets or liabilities of CCPC Acquisition and its subsidiaries, taken as a whole

     - no action or proceeding having been brought or threatened by any governmental entity seeking any executive order, decree, ruling or injunction or other order of a court or governmental or regulatory entity which prohibits or makes illegal the merger or any of the other transactions provided for in the merger agreement

     - no "Distribution Date" or "Stock Acquisition Date" (each as defined in General Housewares' Rights Agreement with First Chicago Trust Company of New York, dated as of November 10, 1998, as amended) having occurred

TERMINATION

     The merger agreement may be terminated:

          (a) at any time prior to the effective time of the proposed merger, by the mutual written consent of General Housewares and CCPC Acquisition;

          (b) by CCPC Acquisition or General Housewares, if any court of competent jurisdiction or other governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the proposed merger, and the order, decree, ruling or other action shall have become final and nonappealable;

          (c) by CCPC Acquisition or General Housewares, if the merger agreement and the proposed merger with CCPC Acquisition fail to be approved and adopted by the General Housewares stockholders at the special meeting;

          (d) by CCPC Acquisition or General Housewares, if the proposed merger with CCPC Acquisition is not consummated on or before November 30, 1999, provided that the terminating party has not failed to fulfill any obligation under the merger agreement which has been the primary cause of the failure to consummate the merger on or before that date until ten business days after such failure has been cured;

          (e) by CCPC Acquisition if General Housewares failed to perform in any material respect any of its material obligations under the merger agreement and the failure to perform is not cured, or is incapable of being cured, within 30 days after the receipt by General Housewares of written notice of the failure;

          (f) by CCPC Acquisition if any of General Housewares' representations or warranties contained in the merger agreement are not true and correct in all material respects and the failure to be true and correct is not cured, or is incapable of being cured, within 30 days after the receipt by General Housewares of written notice of such failure to be true and correct;

          (g) by CCPC Acquisition if General Housewares' board of directors withdraws or materially modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to CCPC Acquisition or GHC Acquisition or fails to reconfirm its recommendation within 10 days of CCPC Acquisition's request or if General Housewares' board of directors approves or recommends another Acquisition Proposal;

          (h) by General Housewares if CCPC Acquisition or GHC Acquisition failed to perform in any material respect any of their material obligations under the merger agreement and the failure to perform is not cured, or is incapable of being cured, within 30 days after the receipt by CCPC Acquisition of written notice of the failure;

          (i) by General Housewares if any of CCPC Acquisition's representations or warranties contained in the merger agreement are not true and correct in all material respects and the failure to be true and correct is not cured, or is incapable of being cured, within 30 days after the receipt by CCPC Acquisition of written notice of such failure to be true and correct; or

          (j) by General Housewares prior to stockholder approval, upon five business days' prior irrevocable written notice to CCPC Acquisition, in order to accept an unsolicited Superior Proposal for which all necessary financing is committed, provided that (A) the notice must include a copy of any proposed or definitive documentation relating to such Superior Proposal (including all financing documentation), and shall otherwise specify all material terms, conditions and other information with respect to the Superior Proposal, (B) prior to termination, General Housewares shall, if requested by CCPC Acquisition in connection with any revised proposal CCPC Acquisition might make, negotiate in good faith for five business days with CCPC Acquisition, and the third party proposal remains a Superior Proposal after

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

     taking into account any revised proposal by CCPC Acquisition made during the five business day period, and (C) General Housewares pays CCPC Acquisition the $4.25 million termination fee.

TERMINATION FEE

     In the event of the termination of the merger agreement, the merger agreement is voided and has no further effect except pursuant to the provisions described in the following paragraph. There is no liability on the part of any party upon such termination except for liability for any breach of the merger agreement and except as otherwise provided in the merger agreement.

     If General Housewares exercises its right to terminate the agreement under clause (j) under the section entitled "-- Termination" above or if CCPC Acquisition exercises its right to terminate the agreement under clause (g) under the section entitled "-- Termination" above, General Housewares will pay to CCPC Acquisition a $4.25 million termination fee. In addition, if the agreement is terminated by either party under clause (c) under the section entitled "-- Termination" above or by CCPC Acquisition Corporation under clause
(e) under the section entitled "-- Termination" above, then General Housewares must pay CCPC Acquisition the $4.25 million termination fee if a party other than CCPC Acquisition or GHC Acquisition has made, publicly or to General Housewares, a proposal for, or expressed an interest in, a transaction that would result in the acquisition by any person of beneficial ownership of more than 50% of General Housewares common stock or the sale or disposition of more than 50% of the assets of General Housewares or that would cause the holders of General Housewares common stock immediately prior to the transaction to acquire or hold securities with less than 50% of the voting power of the capital stock of the ultimate parent entity immediately following consummation of the transaction (a "Third Party Acquisition") and within twelve months of the termination, General Housewares enters into an agreement with respect to any Third Party Acquisition, which is later consummated, or any Third Party Acquisition occurs.

AMENDMENT AND WAIVER

     Subject to the provisions of applicable law, any provision of the merger agreement may be amended or modified at any time prior to the effective time of the merger by means of a written agreement executed and delivered by duly authorized officers of the respective parties. After the approval of the merger agreement by General Housewares stockholders, no amendment may be made to the merger agreement which by law requires the consent of the stockholders unless such consent is obtained.

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

                        DISSENTERS' RIGHTS OF APPRAISAL

     Under Section 262 of the Delaware General Corporation Law, any holder of General Housewares common stock who does not wish to accept the merger consideration may dissent from the merger and elect to have the fair value of the stockholder's shares of General Housewares common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the stockholder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the Delaware General Corporation Law. The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex C to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

     Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that the appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice to the holders of common stock, and the applicable Delaware law provisions are attached to this proxy statement as Annex C. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex C to this proxy statement because failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, General Housewares believes that stockholders who consider exercising these rights should seek the advice of counsel.

     Any holder of common stock wishing to exercise the right to dissent from the merger and demand appraisal under Section 262 must satisfy each of the following conditions:

     - The stockholder must deliver to General Housewares a written demand for appraisal of the stockholder's shares before the vote on the merger agreement at the special meeting, which demand will be sufficient if it reasonably informs General Housewares of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of the holder's shares;

     - The stockholder must not vote its shares of common stock in favor of the merger agreement. Because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement; and

     - The stockholder must continuously hold the shares from the date of making the demand through the effective time. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective time will lose any right to appraisal in respect of that stockholder's shares.

     Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section
262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

     Only a holder of record of shares of common stock issued and outstanding immediately prior to the effective time is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder's name appears on the stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that the stockholder intends thereby to demand appraisal of the stockholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for other beneficial owners; in that case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by a nominee.

     A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to: General Housewares Corp., 1536 Beech Street, P.O. Box 4066, Terre Haute, IN 47804, Attention: Secretary.

     Within 10 days after the effective time, the surviving corporation must send a notice as to the effectiveness of the merger to each former stockholder of General Housewares who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of the merger agreement. Within 120 days after the effective time, but not thereafter, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the value of the shares of common stock held by all dissenting stockholders. General Housewares is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as General Housewares has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify that stockholder's previous written demand for appraisal. In any event, at any time within 60 days after the effective time (or at any time thereafter with the written consent of General Housewares), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the merger consideration. Under the merger agreement, General Housewares has agreed to give CCPC Acquisition prompt notice of any demands for appraisal received by it, withdrawals of these demands, and any other instruments served in accordance with Delaware law and received by General Housewares and relating thereto. CCPC Acquisition shall direct all negotiations and proceedings with respect to demands for appraisal under Delaware law. General Housewares shall not, except with the prior written consent of CCPC Acquisition, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

     Within 120 days after the effective time, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of these shares. The surviving corporation must mail the statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

     A stockholder timely filing a petition for appraisal with the Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to these stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

     After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a dissenting stockholder, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION THEY WOULD RECEIVE UNDER THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

     In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that"elements of future value, including the nature of the enterprise, that are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time).

     Any stockholder may withdraw its demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the stockholder's demand for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Chancery Court shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when such approval is required or if the Delaware Chancery Court does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be lower than the value of the merger consideration.

     FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 WILL RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

                GENERAL HOUSEWARES CORP. SELECTED FINANCIAL DATA

     The selected financial information included in the table below for each of the five years in the period ended December 31, 1998 has been derived from and is qualified in its entirety by the audited financial statements of General Housewares, including those incorporated into this proxy statement by reference to General Housewares' Annual Report on Form 10-K for the fiscal year ended December 31, 1998, available as described below under "Where You Can Find More Information" on page 43. The selected financial data presented below for the six months ended June 30, 1998 and 1999 and as of June 30, 1998 and 1999 have been derived from, and should be read in conjunction with, the unaudited interim financial statements of General Housewares incorporated into this proxy statement by reference to General Housewares' Quarterly Report on Form 10-Q for the six months ended June 30, 1999, available as described below under "Where You Can Find More Information" on page 43. In the opinion of General Housewares, such unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the interim periods.

                                                   SIX MONTHS
                                                      ENDED
                                                    JUNE 30,
                                                   (UNAUDITED)                FISCAL YEAR ENDED DECEMBER 31,
                                                -----------------   --------------------------------------------------
                                                 1999      1998      1998       1997       1996       1995      1994
                                                -------   -------   -------   --------   --------   --------   -------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.....................................  $46,705   $41,944   $97,031   $104,531   $105,479   $119,340   $97,729
Operating income (loss).......................     (746)   (3,121)    3,068      4,476       (107)     7,080     6,637
Interest expense, net.........................      679     1,208     2,299      2,749      2,751      3,115     1,699
Income (loss) before income taxes and
  extraordinary item..........................   (1,425)   (4,329)      769      1,727     (2,858)     3,965     4,938
Income taxes (benefit)........................     (599)   (1,427)      730      1,065       (842)     1,679     2,188
Income (loss) before extraordinary item.......     (826)   (2,902)       39        662     (2,016)     2,286     2,750
Extraordinary item, net of income tax
  benefit.....................................       --        --        --         --       (619)        --        --
Net income (loss).............................  $  (826)  $(2,902)  $    39   $    662   $ (2,635)  $  2,286   $ 2,750
Average number of diluted common shares
  outstanding including common stock
  equivalents.................................    3,867     3,818     3,915      3,810      3,759      3,769     3,440
Income (loss) before extraordinary item per
  common share (basic and diluted)............  $ (0.21)  $ (0.76)  $  0.01   $   0.17   $  (0.54)  $   0.61   $  0.80
Extraordinary item, net of income tax benefit
  per common share (basic and diluted)........       --        --        --         --      (0.16)        --        --
Net income (loss) per common share (basic and
  diluted)....................................  $ (0.21)  $ (0.76)  $  0.01   $   0.17   $  (0.70)  $   0.61   $  0.80
Dividends per common share....................       --   $  0.16   $  0.32   $   0.32   $   0.32   $   0.32   $  0.32
Financial Summary.............................
Total assets..................................  $79,880   $82,325   $80,234   $ 90,764   $ 95,279   $104,610   $98,358
Total debt....................................  $24,759   $28,082   $23,359   $ 32,554   $ 32,765   $ 39,201   $34,313
Net worth.....................................  $47,108   $44,622   $47,289   $ 48,271   $ 48,490   $ 51,848   $50,255

     Effective September 1, 1994, General Housewares purchased the assets of Normandy, the enamel on steel cookware business of National Housewares, Inc. Effective October 1, 1994, General Housewares purchased the assets of the Olfa Products Group. The acquisitions contributed to the increase in net sales from 1994 to 1995.

     Effective August 1, 1996, General Housewares sold its Sidney Division. The sale contributed to the decreases in net sales from 1995 to 1996 and from 1996 to 1997. Restructuring charges incurred in conjunction with the sale are reflected in 1996.

     Effective March 31, 1998, General Housewares sold its Enamelware Division. The sale contributed to the decrease in net sales from 1997 to 1998. Restructuring charges incurred in conjunction with the sale are reflected in 1998.

     In connection with CCPC Acquisition's due diligence review of General Housewares and during the course of negotiations between CCPC Acquisition and General Housewares and their respective advisors, General Housewares provided CCPC Acquisition with certain projections of future operating performance of

General Housewares which are not publicly available. The information provided to CCPC Acquisition included financial projections for General Housewares as an independent company (without regard to impact of the proposed merger), including projections of gross profit of $47,964,000 and $56,100,000 and net income of $5,338,000 and $7,545,000 for the fiscal years 1999 and 2000, respectively.

     These projections are included in this proxy statement only because they were made available to CCPC Acquisition by or on behalf of General Housewares, and General Housewares and CCPC Acquisition wish to make the same information available to the General Housewares stockholders. The inclusion of the projections should not be interpreted as suggesting that CCPC Acquisition considered the projections reliable or relied on the projections in evaluating the merger. Projected data furnished to CCPC Acquisition with respect to periods after fiscal year 2000 and other scenarios have not been summarized due to the fact that such data was even more speculative and even less reliable.

     The projections were prepared for internal use only and were not prepared with a view to public disclosure or compliance with the guidelines established by the Securities and Exchange Commission or the American Institute of Certified Public Accountants regarding projections and forecasts. The projections were not intended to be a forecast of financial results and are not guarantees of performance. They involve risks and are based upon a variety of assumptions relating to the business of General Housewares, industry performance, general business and economic conditions and other matters and are subject to significant uncertainties and contingencies, many of which are beyond General Housewares' and CCPC Acquisition's control. Therefore, such projections are inherently imprecise, and there can be no assurances that any such projections will be realized or that actual results will not differ significantly from those set forth above.

     Neither General Housewares nor CCPC Acquisition nor any of their respective directors or financial advisors accepts any responsibility for such projections or the bases or assumptions on which they were prepared.

                          MARKET FOR THE COMMON STOCK

GENERAL HOUSEWARES COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

     General Housewares common stock is traded on the New York Stock Exchange under the symbol "GHW". The following tables show the per share high and low sales prices reported in the consolidated transaction reporting system for transactions in the common stock for the fiscal year periods indicated. In 1997 and 1998, General Housewares paid quarterly dividends of $.08 per share. In September 1998, General Housewares announced that, beginning with the first quarter 1999, it would no longer pay cash dividends.

MARKET PRICE OF GENERAL HOUSEWARES COMMON STOCK

                                                               HIGH     LOW
                                                              ------   ------
FISCAL YEAR 1997
First Quarter...............................................  $10.88   $ 9.25
Second Quarter..............................................   10.13     8.50
Third Quarter...............................................   10.75     8.56
Fourth Quarter..............................................   10.50     8.75
FISCAL YEAR 1998
First Quarter...............................................  $11.88   $10.38
Second Quarter..............................................   11.13     9.38
Third Quarter...............................................   11.13     8.44
Fourth Quarter..............................................   12.06     7.75
FISCAL YEAR 1999
First Quarter...............................................  $14.13   $10.38
Second Quarter..............................................   19.75    10.25
Third Quarter through September 17, 1999....................   27.87    19.12

     On July 30, 1999, the last full trading day prior to the day on which the execution of the merger agreement was publicly announced, the closing price for General Housewares common stock was $20.50.

     On September 17, 1999, the closing price for the General Housewares common stock was $27.87.

     The market price for General Housewares common stock is subject to fluctuation and stockholders are urged to obtain current market quotations. No assurance can be given as to the future price of or market for General Housewares common stock.

                              SECURITIES OWNERSHIP

     The following table sets forth selected information believed by General Housewares to be accurate based on information provided to it concerning the beneficial ownership of General Housewares common stock by each stockholder who is known by General Housewares to own beneficially in excess of 5% of the outstanding General Housewares common stock and by each director, General Housewares' chief executive officer, each of General Housewares' other four most highly compensated executive officers and all executive officers and directors as a group, in each case as of September 15, 1999. Except as otherwise indicated, all persons listed below have (A) sole voting power and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law, and (B) record and beneficial ownership with respect to their shares. The shares and percentages set forth below include shares of General Housewares common stock which were outstanding or issuable within 60 days upon the exercise of options outstanding as of September 15, 1999.

                                                                 SHARES
                                                              BENEFICIALLY      PERCENT
                  NAME OF BENEFICIAL OWNER                       OWNED          OF CLASS
                  ------------------------                    ------------      --------
Dimension Fund Advisors, Inc.(1)............................    228,910            5.7%
Gabelli Funds(2)............................................    587,400           14.5%
Helen of Troy Limited(3)....................................    536,999           13.3%
Steel Partners II, L.P.(4)..................................    220,200            5.4%
Charles E. Bradley..........................................      5,600           *
Thomas L. Francis...........................................      5,217           *
Joseph Hinsey IV............................................      4,062           *
Richard E. Lundin...........................................      3,000           *
Ann Manix...................................................      3,000           *
Phillip A. Ranney...........................................      4,834           *
Paul A. Saxton(5)...........................................    138,546            3.4%
Gordon H. Brown(6)..........................................     35,861           *
Raymond J. Kulla(6).........................................     38,333           *
Alexander T. Lee(7).........................................     36,000           *
Mark S. Scales(8)...........................................     52,310            1.3%
Directors and Executive Officers as a Group(5)(6)(7)(8).....    334,629            8.3%

---------------

 *  Less than 1% of class

(1) Address: 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401

(2) Address: One Corporate Center, Rye, New York 10580.

(3) Address: 6827 Market Street, El Paso, Texas 79915.

(4) Address: 150 East 52nd Street, 21st Floor, New York, New York 10022.

(5) Includes 44,334 shares which may be acquired through stock options exercisable on September 15, 1999 or which would become exercisable within 60 days of that date.

(6) Includes 15,333 shares which may be acquired through stock options exercisable on September 15, 1999 or which would become exercisable within 60 days of that date.

(7) Includes 6,000 shares which may be acquired through stock options exercisable on September 15, 1999 or which would become exercisable within 60 days of that date.

(8) Includes 17,133 shares which may be acquired through stock options exercisable on September 15, 1999 or which would become exercisable within 60 days of that date.

                            INDEPENDENT ACCOUNTANTS

     The firm of PricewaterhouseCoopers, L.L.P. has served as General Housewares' independent auditors since 1967. The consolidated financial statements of General Housewares for the fiscal year ended December 31, 1998, incorporated by reference to General Housewares' Annual Report on Form 10-K have been audited by PricewaterhouseCoopers, as stated in its report appearing in the Form 10-K. General Housewares expects that representatives of PricewaterhouseCoopers will be present at the special meeting and will both respond to appropriate questions from General Housewares stockholders and make a statement, if they so desire.

                             STOCKHOLDER PROPOSALS

     If the merger is consummated, there will be no stockholders of General Housewares, other than CCPC Acquisition, and no public participation in any future meetings of stockholders of General Housewares. However, if the merger is not consummated, General Housewares stockholders will continue to be entitled to attend and participate in General Housewares stockholders' meetings, and, in accordance with Rule 14a-8 under the Exchange Act and General Housewares bylaws, any stockholder may present proposals for consideration at the next annual meeting of the stockholders of General Housewares.

     Proposals received from stockholders are given careful consideration by General Housewares and are eligible for consideration for inclusion in the proxy statement for the 2000 annual meeting of the stockholders if they are received by General Housewares on or before November 30, 1999. You should send any proposal to General Housewares, Attention: Secretary, 1536 Beech Street, P. O. Box 4066, Terre Haute, IN 47804. In order for proposals submitted by stockholders not submitted in accordance with Rule 14a-8 to be timely within the meaning of Rule 14a-4(c) under the Exchange Act, the proposal must be submitted so that it is received no later than February 11, 2000 and no earlier than December 31, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

     The SEC allows General Housewares to "incorporate by reference" information into this proxy statement, which means that it can disclose important information by referring you to another document filed separately with the SEC. The following documents are incorporated by reference in this proxy statement and are deemed to be a part of this proxy statement, except for any information superseded by information contained directly in this proxy statement:

GENERAL HOUSEWARES SEC FILINGS                                   PERIOD OR DATE OF REPORT
------------------------------                                 ----------------------------
Annual Report on Form 10-K..................................   Year ended December 31, 1998
Quarterly Report on Form 10-Q
  as amended by the Report on Form 10-Q/A...................   Quarter ended March 31, 1999
Quarterly Report on Form 10-Q...............................   Quarter ended June 30, 1999
Registration Statement on Form 8-A..........................   Filed January 22, 1999
Amended Registration Statement on Form 8-A/A................   Filed on June 25, 1999
Amended Registration Statement on Form 8-A/A................   Filed on August 6, 1999
Current Report on Form 8-K..................................   Filed on May 28, 1999
Current Report on Form 8-K..................................   Filed on June 25, 1999
Current Report on Form 8-K..................................   Filed on August 4, 1999

     We incorporate by reference additional documents that General Housewares may file with the SEC after the date of this proxy statement and before the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements or other soliciting material. The information contained in any of those documents will be considered a part of this proxy statement from the date the document is filed and will supplement or amend the information contained in this proxy statement.

     General Housewares undertakes to provide by first class mail, without charge and within one business day of receipt of any request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all documents referred to above which have been incorporated by reference in this proxy statement, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into those documents). Please direct requests for copies of documents to:

         Raymond J. Kulla, Esq.
         General Housewares Corp.
         1536 Beech Street
         P. O. Box 4066
         Terre Haute, IN 47804
         Tel: (812) 232-1000

     General Housewares is currently subject to the information requirements of the Exchange Act, and accordingly General Housewares files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. You may obtain copies of these documents at prescribed rates, at the public reference facilities maintained by the SEC at:

Room 1024                    500 West Madison Street       7 World Trade Center
450 Fifth Street, N.W        Suite 1400                    Suite 1300
Judiciary Plaza              Chicago, Illinois 60661       New York, New York 10048
Washington, D.C. 20549

     For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. You may also access some of this information on the World Wide Web through the SEC's Internet address at "http://www.sec.gov."

                                 OTHER BUSINESS

     The board of directors does not know of any other matters to be presented for action at the special meeting other than as set forth in this proxy statement. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment unless they are directed by a proxy to do otherwise.

                           FORWARD-LOOKING STATEMENTS

     All statements contained in this proxy statement and in the documents incorporated by reference into this proxy statement that are not historical facts, including, but not limited to, statements regarding the pending merger and General Housewares' plans for future development and operation of its business, are based on current expectations. These statements are forward-looking in nature and involve a number of known and unknown risks and uncertainties. Actual results may differ materially. General Housewares wishes to caution readers not to place undue reliance on any such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Statements regarding parties other than General Housewares are based upon representations of such other parties.

                                                                         ANNEX A
Conformed as per Amendment No. 1 to the Agreement and Plan of Merger, dated as of August 24, 1999, by and among CCPC Acquisition Corp., GHC Acquisition Corp. and General Housewares Corp.

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            CCPC ACQUISITION CORP.,

                             GHC ACQUISITION CORP.

                                      AND

                            GENERAL HOUSEWARES CORP.

                                  DATED AS OF
                                 AUGUST 2, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
RECITALS....................................................   A-1
                            ARTICLE I
THE MERGER; EFFECTIVE TIME; CLOSING.........................   A-1
  1.1  The Merger...........................................   A-1
  1.2  Effective Time.......................................   A-1
  1.3  Closing..............................................   A-1
  1.4  Right to Revise Structure of Merger..................   A-1
                            ARTICLE II
SURVIVING CORPORATION.......................................   A-2
  2.1  Certificate of Incorporation.........................   A-2
  2.2  By-Laws..............................................   A-2
  2.3  Directors............................................   A-2
  2.4  Officers.............................................   A-2
                           ARTICLE III
MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES
  IN THE MERGER.............................................   A-2
  3.1  Share Consideration for the Merger; Conversion or
       Cancellation of Shares in the Merger.................   A-2
  3.2  Stockholders' Meeting................................   A-3
  3.3  Dissenting Shares....................................   A-3
  3.4  Payment for Shares in the Merger.....................   A-3
  3.5  Transfer of Shares After the Effective Time..........   A-4
  3.6  Stock Options........................................   A-5
                            ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............   A-5
  4.1  Corporate Organization and Qualification.............   A-5
  4.2  Capitalization.......................................   A-5
  4.3  Authority Relative to This Agreement.................   A-6
  4.4  Consents and Approvals; No Violation.................   A-7
  4.5  SEC Reports; Financial Statements....................   A-7
  4.6  Absence of Certain Changes or Events.................   A-8
  4.7  Litigation; Compliance...............................   A-8
  4.8  Proxy Statement; Offer Documents.....................   A-8
  4.9  Taxes................................................   A-9
  4.10  Employee Benefit Plans; Labor Matters...............   A-9
  4.11  Environmental Laws and Regulations..................  A-10
  4.12  Intellectual Property...............................  A-11
  4.13  Year 2000 Compliance................................  A-11
  4.14  Contracts...........................................  A-11
  4.15  Insurance...........................................  A-12
  4.16  Brokers and Finders.................................  A-12
  4.17  Opinion of Financial Advisors.......................  A-12
  4.18  Customers and Distributors..........................  A-12
                            ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO..........  A-12
  5.1  Corporate Organization and Qualification.............  A-12
  5.2  Authority Relative to This Agreement.................  A-12
  5.3  Consents and Approvals; No Violation.................  A-13
  5.4  Parent Financial Condition...........................  A-13

                                                              PAGE
                                                              ----
  5.5  Proxy Statement......................................  A-13
  5.6  Financing............................................  A-13
  5.7  Interim Operations of Newco..........................  A-14
  5.8  Brokers and Finders..................................  A-14
                            ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS.........................  A-14
  6.1  Conduct of Business of the Company...................  A-14
  6.2  Acquisition Proposals................................  A-16
  6.3  Reasonable Efforts...................................  A-17
  6.4  Access to Information................................  A-17
  6.5  Publicity............................................  A-18
  6.6  Indemnification of Directors and Officers............  A-18
  6.7  Employees............................................  A-18
  6.8  Certain Financing Matters............................  A-19
  6.9  Notification of Certain Matters......................  A-19
  6.10  Rights Agreement....................................  A-19
                           ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER....................  A-19
  7.1  Condition to Each Party's Obligations to Effect the
       Merger...............................................  A-19
  7.2  Conditions to the Company's Obligations to Effect the
       Merger...............................................  A-19
  7.3  Conditions to the Parent's and Newco's Obligations to
       Effect the Merger....................................  A-20
                           ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER..............................  A-20
  8.1  Termination by Mutual Consent........................  A-20
  8.2  Termination by Either Parent or the Company..........  A-20
  8.3  Termination by Parent................................  A-21
  8.4  Termination by the Company...........................  A-21
  8.5  Effect of Termination................................  A-21
  8.6  Extension; Waiver....................................  A-22
                            ARTICLE IX
MISCELLANEOUS AND GENERAL...................................  A-22
  9.1  Payment of Expenses..................................  A-22
  9.2  Survival of Representations and Warranties; Survival
       of Confidentiality...................................  A-22
  9.3  Modification or Amendment............................  A-22
  9.4  Waiver of Conditions.................................  A-22
  9.5  Counterparts; Facsimile..............................  A-23
  9.6  Governing Law........................................  A-23
  9.7  Notices..............................................  A-23
  9.8  Entire Agreement; Assignment.........................  A-24
  9.9  Parties in Interest..................................  A-24
  9.10  Certain Definitions.................................  A-24
  9.11  Obligation of Parent................................  A-24
  9.12  Validity............................................  A-24
  9.13  Captions............................................  A-24
  9.14  Interpretation......................................  A-24
  9.15  Severability........................................  A-25
  9.16  Specific Performance................................  A-25

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 2, 1999, by and among CCPC Acquisition Corp, a Delaware corporation ("Parent"), GHC Acquisition Corp., a Delaware corporation, and General Housewares Corp., a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, the Board of Directors of the Company, including all of the disinterested directors of the Company, has, subject to the conditions of this Agreement, unanimously declared and determined that the Merger (as defined below) is advisable, fair to and in the best interests of the stockholders of the Company and approved and adopted this Agreement and the transactions contemplated hereby; and

     WHEREAS, promptly following the execution of this Agreement by Parent and the Company, Parent will form a majority-owned subsidiary corporation under the laws of the State of Delaware ("Newco") which will become a party to this Agreement;

     WHEREAS, Parent, Newco (upon its execution hereof) and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Newco (upon its execution hereof) and the Company hereby agree as follows:

                                   ARTICLE I

                      THE MERGER; EFFECTIVE TIME; CLOSING

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), the Company and Newco shall consummate a merger (the "Merger") in which (a) Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers, franchises, debts, liabilities and duties shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the General Corporation Law of the State of Delaware (the "DGCL").

     1.2 Effective Time. Parent, Newco and the Company will cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed on the date of the Closing (as defined in Section 1.3) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date and time on which the Certificate of Merger has been duly filed with Secretary of State of the State of Delaware or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

     1.3  Closing. The closing of the Merger (the "Closing") shall take place
(a) at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York at 10:00 a.m. on the second business day following the date on which the last of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement or (b) at such other place, time and date as Parent and the Company may agree.

     1.4 Right to Revise Structure of Merger. At Parent's election, the Merger may alternatively be structured so that the Company is merged with and into another direct or indirect majority-owned subsidiary of Parent or Newco or another direct or indirect majority-owned subsidiary of Parent is merged with and into the Company; provided, however, that no such change shall (i) alter or change the amount or kind of the consideration to be issued to the Company's stockholders in the Merger as set forth in Article III hereof or the treatment of the holders of the Options, (ii) materially impede or delay consummation of the Merger, (iii) release Parent from any of its obligations hereunder or (iv) adversely affect the rights of the Company and its shareholders hereunder. In the event of such an election, the Company agrees to execute such appropriate documentation as may be reasonably requested by Parent to reflect such election.

                                   ARTICLE II

                             SURVIVING CORPORATION

     2.1 Certificate of Incorporation. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall upon the Effective Time be amended and restated in full to read as set forth in Exhibit A, and as so amended and restated shall be the Certificate of Incorporation of the Surviving Corporation.

     2.2 By-Laws. The By-Laws of Newco, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

     2.3 Directors. The directors of Newco at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

     2.4 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                  ARTICLE III

    MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

     3.1 Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Newco, the Company, the Surviving Corporation or the holders of any capital stock thereof:

          (a) Each share of common stock, par value $0.33 1/3 per share of the Company ("Shares") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Newco or any direct or indirect wholly owned subsidiary of Parent (collectively, "Parent Companies") or any of the Company's direct or indirect wholly owned subsidiaries or held in the treasury of the Company and other than any Dissenting Shares (as hereinafter defined in Section 3.3)) shall, by virtue of the Merger and without any action on the part of Newco, the Company or the holder thereof, be cancelled and extinguished and converted into the right to receive, pursuant to Section 3.4, $28.75 in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, less any required withholding of taxes, upon the surrender of the certificate formerly representing such Share.

          (b) At the Effective Time, each Share issued and outstanding and owned by any of the Parent Companies or any of the Company's direct or indirect wholly owned subsidiaries or held in the treasury of the Company immediately prior to the Effective Time shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

          (c) At the Effective Time, each share of capital stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable identical share of capital stock of the Surviving Corporation.

     3.2 Stockholders' Meeting. The Company, acting through the Board of Directors, shall:

             (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders Meeting"), to be held as soon as practicable after the date hereof, for the purpose of considering and taking action upon this Agreement;

             (ii) include in the Proxy Statement (as hereinafter defined in Section 4.8) (x) the opinion of the Company Financial Advisor referred to in Section 4.17 and (y) the recommendation of the Board of Directors that stockholders of the Company vote in favor of the approval and adoption of this Agreement unless, in the opinion of the Board of Directors after consultation with its counsel, the inclusion of such recommendation would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; and

             (iii) obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Newco, file the Proxy Statement confidentially with the SEC, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, provided, however, that all such filings and responses shall be subject to Parent's prior consent, not to be unreasonably withheld and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the date hereof.

     At such meeting, Parent, Newco and their affiliates will vote all Shares owned by them in favor of approval and adoption of this Agreement and the transactions contemplated hereby.

     Subject to its right to terminate this Agreement in accordance with its terms, the Company shall be required to take the actions specified in Sections 3.2(i) and (iii), and satisfy all its other obligations under this Agreement, whether or not the Board of Directors of the Company withdraws or makes an adverse change in its recommendation that stockholders of the Company vote in favor of the approval and adoption of this Agreement after the date hereof.

     3.3  Dissenting Shares.

          (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of or consented to the Merger and who shall have delivered a written demand for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but shall be entitled to receive the consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, without any interest thereon, less any required withholding taxes.

          (b) The Company shall give Parent (i) prompt notice and copies of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands, and any other instruments served or sent pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

     3.4 Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

          (a) At the Effective Time, Parent shall make available to First Chicago Trust Company of New York (the "Exchange Agent"), or such other exchange agent selected by Parent and reasonably acceptable to the Company for the benefit of the holders of Shares, the funds necessary to make the payments contemplated by Section 3.1 (the "Exchange Fund"). Such funds may be invested by the

     Exchange Agent as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Rating Services, respectively, or in deposit accounts, certificates of deposit, bank repurchase or reverse repurchase agreements or banker's acceptances of, or Eurodollar time deposits purchased from, commercial banks with capital exceeding $500 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

          (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (other than holders of certificates for Shares referred to in Section 3.1(c)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Shares represented by such Certificates the Merger Consideration, without any interest thereon, less any required withholding of taxes, and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, such Certificates shall upon and following the Effective Time represent solely the right to receive the Merger Consideration with respect to each of the Shares represented thereby. If payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
     Section 3.4(b), each Certificate (other than Certificates representing Shares held in the Company's treasury or by Newco, or by Parent or any other direct or indirect wholly-owned subsidiary of the Company or Parent) shall upon and following the Effective Time represent for all purposes only the right to receive, for each Share represented thereby, the Merger Consideration.

          (c) Any portion of the Exchange Fund made available to the Exchange Agent which remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand of the Surviving Corporation, and any former stockholders of the Company shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration for the Shares. If any Certificates shall not have been surrendered immediately prior to the date on which any Merger Consideration in respect of such certificate would escheat to or become the property of any governmental entity, any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     3.5 Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company after the close of business on the day of the Effective Time. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law. All cash paid upon the surrender for exchange of the Certificates in accordance with the terms of this Article shall be deemed to have been in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates.

     3.6  Stock Options.

          (a) Immediately prior to the Effective Time, each option ("Option") which has been granted under the 1993 or 1997 Key Employees Incentive Plans or any predecessor plans thereto (together, the "Option Plans") and is outstanding at the Effective Time, whether or not then exercisable, shall be (or, if not previously vested and exercisable, shall become) vested and exercisable and such Options immediately thereafter shall be canceled by the Company, and each holder of a canceled Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for the cancellation of such Option an amount in cash equal to the product of (i) the number of Shares previously subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Shares previously subject to such Option, less any applicable withholding taxes.

          (b) The Company shall (i) take all actions necessary and appropriate so that all stock or other equity based plans maintained with respect to the Shares, including, without limitation, the plans listed in Section 4.10(a) hereof ("Option Plans"), shall terminate as of the Effective Time and that any other Company Plan (as hereinafter defined in Section 4.10) (including the Company Employee Stock Purchase Plan) providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be amended to provide that no further issuances, transfer or grants shall be permitted as of the Effective Time, and (ii) provide that, following the Effective Time, no holder of an Option or any participant in any Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation. Prior to the Effective Time, the Company shall use reasonable best efforts to (x) obtain all necessary consents from, and provide (in a form acceptable to Parent) any required notices to, holders of Options and (y) amend the terms of the applicable Option Plan and the Company Employee Stock Purchase Plan, in each case as is necessary to give effect to the provision of this paragraph (b).

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Newco that:

     4.1 Corporate Organization and Qualification. Each of the Company and its subsidiaries (as hereinafter defined in Section 9.10) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where failure to so qualify or be in good standing would not have a Material Adverse Effect (as hereinafter defined in Section 9.10). Each of the Company and its subsidiaries has all requisite power and authority (corporate or otherwise) to own, lease and operate its properties and to carry on its business as it is now being conducted except where failure to have such power and authority would not have a Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Restated Certificate of Incorporation and By-Laws.

     4.2  Capitalization.

          (a) The authorized capital stock of the Company consists of (i) 10,000,000 Shares of which, as of June 30, 1999, 4,030,412 Shares were issued and outstanding and 277,760 Shares were held in the treasury of the Company and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued or outstanding and 40,000 shares of which are designated as Series A Junior Participating Preferred Stock. All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of, and are not entitled to, preemptive rights. As of June 30, 1999, 198,439 Shares were reserved for issuance upon exercise of outstanding options pursuant to the Option Plans (with an average exercise price of $11.87 for all such options), all of which Shares are issuable at an exercise price less than the Merger Consideration. No Shares have been issued (including from treasury) since June 30, 1999 except for any issued pursuant to the options described above or up to 5,000 Shares in the aggregate issued under the Employee Stock Purchase Plan. Except as set forth above, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. None of the subsidiaries of the Company owns any of the capital stock of the Company. Except as set forth on Schedule 4.2, as of the date hereof all outstanding shares of capital stock of the Company's subsidiaries are owned of record and beneficially by the Company or a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth above and on Schedule 4.2 and except for the Rights, there are not as of the date hereof any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments, understandings, or any other agreements of any character which the Company or any of its subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem, make any payment in respect of or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its subsidiaries.

          (b) As of June 30, 1999, the outstanding aggregate indebtedness of the Company and its subsidiaries for borrowed money did not exceed $25 million. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

          (c) Except as set forth on Schedule 4.2(c), there are no voting trusts or other agreements to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its subsidiaries.

          (d) Schedule 4.2(d) sets forth, as of the date hereof, to the knowledge of the Company: each person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (i) who has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 5% of the outstanding Company Common Stock; and the number of Shares that such person or group has asserted are beneficially owned by it, or (ii) who has made any filing under the HSR Act with respect to the Company or the Shares since January 1, 1998.

     4.3  Authority Relative to This Agreement.

          (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the stockholders of the Company, including Newco, in accordance with Section 251 of the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Newco, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (b) The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of the entire Board of Directors (i) declared and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the stockholders of the Company and has taken all corporate action required to be taken by the Board of Directors for the consummation of the Merger and the other transactions contemplated herein, including but not limited to all actions required to render the provisions of Section 203 of the DGCL restricting business combinations with "interested stockholders" inapplicable to such transactions, (ii) approved this

     Agreement and the Merger and the other transactions contemplated hereby and
     (iii) recommended that the stockholders of the Company approve and adopt this Agreement and the Merger.

          (c) The Company has amended the Rights Agreement, dated as of November 10, 1998, by and between the Company and First Chicago Trust Company of New York, as amended by the Amendment dated as of June 24, 1999 (the "Rights Agreement"), to ensure that (i) neither a "Distribution Date" nor a "Stock Acquisition Date" will occur (and no such event has occurred prior to the date hereof); (ii) none of Parent, Newco or any of their "Affiliates" or "Associates" will be deemed to be an "Acquiring Person" (as defined in the Rights Agreement); (iii) no provisions of Section 11 or Section 13 of the Rights Agreement will be triggered, by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and (iv) the Rights will expire immediately prior to the Effective Time.

          (d) The affirmative vote of a majority of the voting power of the outstanding Shares in favor of the approval and adoption of this Agreement (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's or its subsidiaries' securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

     4.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the performance by the Company (and its subsidiaries) of its obligations herein nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or By-Laws of the Company or any of its subsidiaries; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or any other person or entity, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) pursuant to the applicable requirements of the Exchange Act, (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is authorized to do business, (iv) required filings with and notifications to the New York Stock Exchange (the "NYSE") or, (v) as may be required by any applicable state securities or "blue sky" laws or state takeover laws; (c) except as set forth in Schedule 4.4(c), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or lien or other charge or encumbrance) under, or give rise to any purchase or put right or other imposition of any obligation or loss of any benefit under, any of the terms, conditions or provisions of any note, permit, concession, franchise, license, agreement or other instrument or obligation to which the Company or any of its subsidiaries or any of their assets may be bound (any of the foregoing, a "Contract"), or (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this
Section 4.4 are duly and timely obtained or made and, with respect to the Merger, the approval of this Agreement by the Company's stockholders has been obtained, violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or to any of their respective assets, except in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, have a Material Adverse Effect.

     4.5  SEC Reports; Financial Statements.

          (a) Except as set forth in Schedule 4.5(a), the Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1998 pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which, including in each case all exhibits and schedules thereto and documents incorporated by reference therein (collectively, the "Company SEC Reports") as of their respective dates, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act. None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries has been required to file any reports, schedules, forms, statements or other documents with the SEC.

          (b) The consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments which would not, individually or in the aggregate, have a Material Adverse Effect).

          (c) Except as set forth in the Company's financial statements included in the Company SEC Reports filed since January 1, 1999 and prior to the date hereof (the "Current SEC Reports"), and except as incurred in the ordinary course of business since the date of such financial statements or disclosed on Schedule 4.5(c), neither the Company nor any of its subsidiaries has any liabilities or obligations that would be required to be set forth on a balance sheet prepared in accordance with GAAP other than those which, individually or in the aggregate, would not have a Material Adverse Effect.

     4.6 Absence of Certain Changes or Events. Except as specifically disclosed in the Current SEC Reports, as set forth with reasonable specificity in the schedules to this Agreement or as specifically contemplated by this Agreement, since March 31, 1999, (i) the Company has conducted its business in all material respects only in the ordinary course consistent with past practice, (ii) there has not been any condition, event or occurrence which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and (iii) no actions have been taken, which if taken after the date hereof, would constitute a material breach of the provisions of Section 6.1.

     4.7  Litigation; Compliance.

          (a) Except as set forth on Schedule 4.7, the Current SEC Reports accurately disclose in all material respects all actions, claims, suits, proceedings and governmental investigations pending or, to the knowledge of the Company, threatened, which (i) are required to be disclosed therein by the Exchange Act or (ii) individually or in the aggregate are reasonably likely to have a Material Adverse Effect. No judgment, decree, injunction, rule or order of any governmental entity or arbitrator is outstanding against the Company that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

          (b) The conduct of the business of each of the Company and its subsidiaries complies, and during the past three years has complied, with all laws, statutes, rules, regulations, orders, writs, injunctions, and decrees applicable thereto, except for failures so to comply, if any, that, individually or in the aggregate, would not have a Material Adverse Effect.

          (c) Except for any of the following that would not, individually or in the aggregate, have a Material Adverse Effect: (i) each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders from governmental entities (collectively, the "Company Permits"), that are necessary to own, lease and operate the properties of the Company and its subsidiaries and to carry on their business as owned, leased, operated or carried on as of the date of this Agreement; (ii) the Company Permits are in full force and effect; and
     (iii) there is no action, proceeding or investigation pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Company Permits.

     4.8 Proxy Statement; Offer Documents. Any proxy or similar materials distributed to the Company's stockholders in connection with the Merger, including any amendments or supplements thereto and any information incorporated by reference therein (the "Proxy Statement") will comply in all material respects with applicable federal securities laws, and the Proxy Statement will not, at the time that it or any amendment or supplement thereto is mailed to the Company's stockholders, at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading except that no representation is made by the Company with respect to information supplied by Newco or Parent in writing for inclusion in the Proxy Statement.

     4.9 Taxes. Except as set forth on Schedule 4.9, the Company and its subsidiaries have filed when due or will cause to be filed when due, all Federal, state, local and foreign Tax Returns, declarations, statements, reports, schedules, forms and information returns and any amendments thereto that any of them is required to file ("Tax Returns") other than those Tax Returns the failure of which to file would not have a Material Adverse Effect and have paid all taxes shown on those returns. All such Tax Returns are, or will be at the time of filing, true, complete and correct in all respects except as would not have a Material Adverse Effect. The Company and its subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Effective Time, an adequate accrual for the payment of, all material Taxes (as hereinafter defined in Section 9.10) (other than deferred Taxes reflecting differences between the book and tax bases in assets and liabilities) with respect to any period (or portion thereof) ending prior to or as of the Effective Time. Except as set forth in Schedule 4.9, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Return of the Company or its subsidiaries as to which any taxing authority has asserted in writing any claim, other than claims, which, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Schedule 4.9, neither the Company nor its subsidiaries have received any written notice of deficiency or assessment from any taxing authority with respect to Taxes, which have not been fully paid or finally settled. Neither the Company nor any of its subsidiaries has any liability for any Taxes of any person under Treasury Regulation section 1.1502-6 (or any comparable state, local or foreign law), as a transferee or successor, by contract or otherwise, except as would not result in a Material Adverse Effect. Except as disclosed in the Schedules hereto, neither the Company nor its subsidiaries is required to make any payments to directors, officers or employees, including as a result of the transactions contemplated by this Agreement, which would be subject to Section 162(m) of the Code.

     4.10  Employee Benefit Plans; Labor Matters.

          (a) Schedule 4.10(a) contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs or policies, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), oral or written under which any employee or former employee of the Company or its subsidiaries has any present or future right to material benefits or under which the Company or its subsidiaries has any material present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans". With respect to the Company Plans, except as set forth in Schedule 4.10(b) or the Current SEC Reports: (i) each Company Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service (the "IRS") that it is so qualified and nothing has occurred since the date of such letter that is reasonably likely to affect the qualified status of such Company Plan; (ii) each Company Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (iii) neither the Company nor any of its subsidiaries has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA, in connection with the termination of, or withdrawal from, any Company Plan or other retirement plan or arrangement and no fact or event exists that is reasonably likely to give rise to any liability, except as would not, individually or in the aggregate, have a Material Adverse Effect.

     Except as set forth in Schedule 4.10(b) or the Current SEC Reports, the aggregate accumulated benefit obligations of each Company Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company Plan) do not exceed the fair market value of the assets of such Company Plan (as of the date of such valuation).

          (b) With respect to each Company Plan, the Company has made or will make available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the most recent determination letter, if applicable;
     (ii) any summary plan description by the Company or its subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan; and (iii) for the most recent year, if applicable, (A) the Form 5500 and attached schedules and (B) actuarial valuation reports.

          (c) With respect to any Company Plan, except as would not have a Material Adverse Effect, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened and (ii) no written or, to the knowledge of the Company, oral communication has been received by the Company from any governmental entity in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.

          (d) Except as set forth in Schedule 4.10(d), no Company Plan exists that provides for the payments to any present or former employee of the Company or its subsidiaries of any amount of money or other property or accelerates or provides any other rights or benefits to any present or former employee of the Company or its subsidiaries, as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

          (e) Neither the Company nor any of its subsidiaries is a party to any collective bargaining or other labor union contracts or is the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice. There is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its subsidiaries which would interfere with the respective business activities of the Company or its subsidiaries. There is no action, suit, complaint, charge, arbitration, inquiry, proceeding, grievance or investigation by or before any court, government agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree or other representative of the Company's employees pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries other than any which would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to or otherwise bound by, any consent, decree, or citation by any government entity relating to employees or employment practices.

          (f) Except as set forth on Schedule 4.10(f), neither the Company nor any of its subsidiaries sponsor, maintain or contribute to any Company Plan that provides post-retirement medical or life insurance benefits to any present or former employee of the Company or its subsidiaries.

     4.11 Environmental Laws and Regulations. Except as publicly disclosed by the Company in the Current SEC Reports or as set forth in Schedule 4.11, (i) the Company and each of its subsidiaries is, and has been for the past three years, in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, orders, judgments and decrees relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that in the aggregate would not have a Material Adverse Effect and (ii) neither the Company nor any of its subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability or investigatory or remedial obligations under or non-compliance with any Environmental Law (an "Environmental Claim") which, in the aggregate, is reasonably likely to have a Material Adverse Effect. Materials or substances that are regulated or that could result in liability under Environmental Laws, including without limitation asbestos, polychlorinated biphenyls and petroleum and petroleum products, have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, or released by the Company or any of its subsidiaries at, on, from or under any of the properties or facilities currently owned, leased or otherwise used by the Company or its subsidiaries in violation of, or in a manner or to a location that is reasonably likely to give rise to liability under, Environmental Laws that would, in the aggregate, have a Material Adverse Effect.

     4.12  Intellectual Property.

          (a) Schedule 4.12(a) sets forth (i) all Intellectual Property material to the business of the Company and its subsidiaries as currently conducted that is owned, held or used by the Company or its subsidiaries ("Company IP") and issued by or registered or filed with, or which has been submitted to, any governmental entity and (ii) each and every material license, sublicense, consent-to-use agreement and other agreement concerning Company IP to which the Company and/or any of its subsidiaries is a party ("IP Licenses").

          (b) Except as disclosed on Schedule 4.12(b) or as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the patents and trademark and copyright registrations owned by the Company or its subsidiaries are, to the knowledge of the Company, valid, enforceable, unexpired and not abandoned, the Company and/or its subsidiaries owns or has the right to use all the Company IP, free of encumbrances, and, to the knowledge of the Company, such Intellectual Property does not infringe upon or otherwise impair the Intellectual Property of, and is not being infringed upon or impaired by, any third party; (ii) no judgment, decree, injunction, rule or order has been rendered or, to the knowledge of the Company, is threatened by any governmental entity which would limit, cancel or question the validity of (or the Company's or any subsidiary's right to own or use) any Company IP; (iii) no action, suit or proceeding is pending, or to the knowledge of the Company, threatened that seeks to limit, cancel or question the validity of (or the Company's or any subsidiary's right to own or use) any Company IP; (iv) the Company has made all filings and executed all agreements reasonably necessary to maintain its interests in the Company IP; (v) no party to an IP License is in breach or default thereunder; and (vi) the transactions contemplated by this Agreement do not impair or limit the rights of the Company or any of its subsidiaries under any IP License, or cause any payment to be due or accelerated thereunder.

     For the purposes of this Section 4.12, "Intellectual Property" shall means all U.S., state and foreign intellectual property, including without limitation all (i) inventions, discoveries, processes, designs and related improvements and know-how, whether or not patented or patentable; (ii) copyrights and works of authorship in any media, including computer programs, software, databases, Internet site content and related items, advertising and promotional materials (including graphics, and text), designs, proprietary or copyrightable elements of pictorial, graphic or sculptural works, and all other authors' rights; (iii) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and all elements thereof, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (iv) trade secrets and other proprietary information; (v) all registrations, applications, recordings, and licenses or other agreements related to the foregoing; and (vi) all rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or similar legal protections related to the foregoing.

     4.13 Year 2000 Compliance. To the knowledge of the Company, except as would not, individually or in the aggregate, have a Material Adverse Effect, all computer hardware, software, databases, systems and other computer equipment owned, held, and/or used by the Company or any of its subsidiaries, can be used prior to, during and after the calendar year 2000 A.D., and will operate during each such time period, either on a stand-alone basis, or by interacting or interoperating with third-party software, without error relating to the processing, calculating, comparing, sequencing or other use of date data.

     4.14 Contracts. Except as set forth on Schedule 4.14, neither the Company nor any of its subsidiaries is, or has received any notice or has any knowledge that any other party is, or would with the passage of time or the giving of notice or both be, in default in any respect under any Contract to which it or any of its subsidiaries is a party or by which it or any such subsidiary is bound, except for those defaults which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 4.14 or as disclosed in the Current SEC Reports, neither the Company nor any of its subsidiaries is subject to or bound
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

by (i) any Contract required to be disclosed pursuant to Items 404 or 601 of Regulation S-K of the SEC, including any Contracts entered into since the respective dates of the Current SEC Reports, or (ii) any exclusive dealing arrangement or other Contract containing covenants which limit the ability of the Company or any subsidiary to compete in any significant line of business as presently conducted by it or which materially restrict the geographic area in which, or method by which, the Company or any subsidiary may carry on its business as presently conducted by it.

     4.15 Insurance. The Company and its subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be appropriate or as required by law. All of the insurance policies, binders, or bonds maintained by the Company or its subsidiaries are in full force and effect; the Company and its subsidiaries are not in default thereunder; and all claims thereunder have been filed in due and timely fashion, in each instance except for cases which would not, individually or in the aggregate, have a Material Adverse Effect.

     4.16 Brokers and Finders. Except for the fees and expenses payable to Wasserstein Perella & Co., Inc., which fees and expenses are reflected in its agreement with the Company, true and complete copies of which have been furnished to Parent, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

     4.17 Opinion of Financial Advisors. The Company has received the opinion of Wasserstein Perella & Co., Inc., dated as of the date hereof, to the effect that, as of such date, the cash consideration to be received by the stockholders of the Company in the Merger is fair to such stockholders from a financial point of view, a copy of which opinion has been provided to Parent.

     4.18 Customers and Distributors. Schedule 4.18 sets forth a list of the ten largest customers and distributors of the Company and its subsidiaries (based on 1998 annual revenues for those businesses currently operated by the Company). Since April 1, 1999 and prior to the date hereof, except as would not, individually or in the aggregate, have a Material Adverse Effect, none of such customers or distributors has terminated or materially reduced its purchases or orders of the Company's and its subsidiaries' products, nor has any such customer or distributor specifically indicated that it intends to do so.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                   AND NEWCO

     Each of Parent and Newco (upon its execution hereof) represent and warrant jointly and severally to the Company that:

     5.1 Corporate Organization and Qualification. Parent is and Newco upon its execution hereof will be, a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation.

     5.2 Authority Relative to This Agreement. Parent has, and upon its execution hereof, Newco will have, the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent of the transactions contemplated hereby have been, and upon its execution hereof, by Newco of the transactions contemplated hereby will have been, duly and validly authorized by the respective Boards of Directors of Parent and Newco and immediately following the execution of this Agreement by Newco it will be adopted by Parent as sole stockholder of Newco, and no other corporate proceedings on the part of Parent are, or upon execution hereof by Newco will on the part of Newco be, necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, and upon its execution hereof, will have been duly and validly executed and delivered by Newco and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes valid and binding agreement of Parent, and upon its execution hereof, will constitute valid and binding agreement of Newco, enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by
(a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     5.3 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Newco nor the performance by Parent and Newco of their obligations herein or the consummation by Parent and Newco of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or the By-Laws, respectively, of Parent or Newco; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or any other person or entity, except (i) in connection with the applicable requirements of the HSR Act, (ii) pursuant to the applicable requirements of the Exchange Act, (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Parent is authorized to do business, (iv) required filings with and notifications to the NYSE, and (v) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (v) such filings, consents, approvals, orders, registrations, declarations and filings as may be required under the laws of any foreign country in which Parent or any of its subsidiaries conducts any business or owns any assets, (vi) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement or
(vii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby; (c) except as set forth in Schedule 5.3(c), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or lien or other charge or encumbrance) under any Contract; or (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this
Section 5.3 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or to any of their respective assets, except in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, have a Material Adverse Effect.

     5.4 Parent Financial Condition. The only material asset of Parent is its ownership of approximately 89.5% of the outstanding common stock of CCPC Holding Company, Inc., a Delaware corporation (formerly known as Corning Consumer Products Company) ("CCPC"). The consolidated balance sheets and the related consolidated statements of operations, stockholders equity and cash flows (including the related notes thereto) of CCPC included in the reports and documents filed by CCPC with the SEC since January 1, 1999 and prior to the date hereof, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly, in all material respects, the consolidated financial position of CCPC and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

     5.5 Proxy Statement. None of the information supplied by Parent or Newco in writing for inclusion in the Proxy Statement will, at the respective times that the Proxy Statement or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, and in the case of the Proxy Statement, at the time that it or any amendment or supplement thereto is mailed to the Company's stockholders, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     5.6 Financing. Borden, Inc. has, and as of closing date, Parent will have, sufficient funds available to purchase all of the Shares outstanding on a fully diluted basis and to pay all fees and expenses related to the transactions contemplated by this Agreement.

     5.7 Interim Operations of Newco. Newco will be formed solely for the purpose of engaging in the transactions contemplated hereby and will not engage in any business activities or conduct any operations other than in connection with the transactions contemplated hereby.

     5.8 Brokers and Finders. Except for Goldman, Sachs & Co. (the fees and expenses of which will be paid by Parent), Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE VI

                      ADDITIONAL COVENANTS AND AGREEMENTS

     6.1  Conduct of Business of the Company.

          (a) The Company agrees that during the period from the date of this Agreement to the Effective Time (unless the other party shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will, and will cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with distributors, customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect prior to, at, or following the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly permitted in this Agreement or as set forth in Schedule 6.1(a), prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent:

             (i) except for shares to be issued or delivered under outstanding option agreements and restricted stock awards pursuant to the Option Plans, or pursuant to the Company's Employee Stock Purchase Plan, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of or redeem, purchase or otherwise acquire, (A) any additional shares of capital stock of any class (including the Shares) or other ownership or equity investment, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or other ownership or equity investment or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or other ownership or equity investment or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or other ownership or equity investment, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

             (ii) split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares or otherwise make any payments to stockholders in their capacity as such, other than the declaration and payment of regular annual cash dividends in accordance with past dividend policy not in excess of $0.32 per share per year pro rated to reflect the earliest anticipated Effective Time and except for dividends by a wholly owned subsidiary of the Company;

             (iii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger);

             (iv) adopt any amendments to its Certificate of Incorporation or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary not constituting an inactive subsidiary of the Company;

             (v) make any material acquisition, by means of merger, consolidation or otherwise, or material disposition, of assets or securities;

             (vi) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee or otherwise become liable in respect of any such indebtedness (provided that any indebtedness incurred after the date hereof shall be prepayable at any time at the option of the Company without premium or penalty) or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly owned subsidiary of the Company;

             (vii) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

             (viii) except as required by law or the applicable taxing authority, make or change in any material respect any material Tax election, make or change in any material respect any method of accounting with respect to Taxes, file any amended Tax Return, or settle or compromise any proceeding with respect to any material Tax liability;

             (ix) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice and (B) to the extent required to be paid, discharged or satisfied pursuant to the terms of any contract in existence on the date hereof;

             (x) settle or offer to settle any claims, complaints or lawsuits including (w) Steven Goldstein v. Paul A. Saxton, et al., filed June, 1999, in The Court of Chancery of the State of Delaware in and for New Castle County, C.A. No. 17192NC, (x) The Barry Family Limited Partnership of California v. General Housewares Corp., et al., filed June, 1999, in The Court of Chancery of the State of Delaware in and for New Castle County, C.S. No. 17202NC and (y) Great Neck Capital Appreciation Investment Partnership v. Paul A. Saxton, et al., filed June, 1999, in The Court of the Chancery of the State of Delaware in and for New Castle County, C.A. No. 17196NC, and (z) Martin Bloom, et. al.
        v. Paul A. Saxton, et. al, filed July 2, 1999, in County Vigo, State of Indiana, C.A. No. 84D01-9907-CP-1104, and any and all suits relating to the same underlying claims, other than settlements of claims, complaints or proceedings not specified above in the ordinary course of business and consistent with past practice or not otherwise material to the Company and its subsidiaries taken as a whole;

             (xi) authorize any single or related group of capital expenditures in excess of $200,000 (or $850,000 in the case of capital expenditures relating to Oxo tooling) or capital expenditures which are, in the aggregate, in excess of $1,200,000 for the Company and its subsidiaries taken as a whole;

             (xii) amend or modify in any material respect or terminate any material existing IP License, execute any new material IP License, sell, license or otherwise dispose of, in whole or in part, any Company IP, and/or subject any Company IP to any material Encumbrance;

             (xiii) grant any material increases in the compensation of any of its directors, officers or key employees, which increases, for each such individual, shall not exceed ten percent (10%) of each such individual's annual rate of compensation;

             (xiv) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any of the existing benefit, severance, termination, pension or employment plans, agreements or arrangements as in effect on the date hereof to any employee director or officer, whether past or present;

             (xv) engage in any material transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates, other than the Company or its wholly-owned subsidiaries, including, without limitation, any transactions, agreements, arrangements, or understandings with any affiliate or other person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such
        Item 404;

             (xvi) enter into any new or materially amend any existing employment or severance or termination agreement with any employee, director or officer;

             (xvii) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder;

             (xviii) take or agree to take in writing or otherwise, any action which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect in any respect that would cause the condition in Section 7.2(a) not to be satisfied;

             (xix) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     6.2  Acquisition Proposals.

          (a) The Company shall not, and it shall cause its subsidiaries, and their respective directors, officers, employees, financial and other advisors, agents, representatives, affiliates and others working on its behalf or at its direction (collectively, "Company Representatives") not to, initiate, solicit, encourage or facilitate offers, inquiries or proposals with respect to, or furnish any information relating to or participate in any negotiations or discussions concerning, any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, or any purchase or sale of more than 25% of the assets (including stock of subsidiaries) of the Company and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, more than 25% of the equity securities of the Company or any of its subsidiaries (an "Acquisition Proposal"), other than the transactions to be effected pursuant to this Agreement.

          (b) Notwithstanding Section 6.2(a), the Board of Directors of the Company may, directly or indirectly through Company Representatives: (x) furnish information concerning the Company and its subsidiaries to any person with respect to an unsolicited Acquisition Proposal pursuant to an appropriate confidentiality agreement with terms not substantially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (as hereinafter defined in Section 6.4) and (y) negotiate and participate in discussions and negotiations with such person concerning an Acquisition Proposal, if in either case (x) or (y), such person has submitted a Superior Proposal (as defined below) to the Company. In addition, nothing herein shall restrict the Company Board of Directors from, to the extent required, complying with its disclosure obligations under Federal securities laws, including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, subject to any rights of Parent to terminate this Agreement and receive payment of any fee due under Article VIII as a result thereof. Neither the Company nor any subsidiary of the Company will waive any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Parent; provided that if specifically requested by an entity or group, the Company may waive the provisions of any "standstill" agreements between the Company and any entity or group to the extent necessary to permit such entity or group to submit an Acquisition Proposal that the Board of Directors believes, in its good faith judgment based on information contained in such specific request, is reasonably likely to result in a Superior Proposal.

          (c) The Company shall notify Parent promptly (and in any event within one business day) of any inquiries, proposals or offers received by, information requested from, or discussions or negotiations sought to be initiated or continued with, it or any Company Representative with respect to an Acquisition Proposal, indicating in each such notice the name of such person and the material terms, conditions and other aspects of any such inquiries, proposals, offers, requests, discussions or negotiations, including a copy of any written Acquisition Proposal, and shall promptly (and in any event within one business day) inform Parent of any material developments with respect thereto. The Company agrees immediately to cease and to cause to be terminated any activities, discussions or negotiations conducted on or prior to the date of this Agreement with any parties other than Parent with respect to any of the foregoing.

          (d) For purposes of this Agreement, a "Superior Proposal" means a bona fide written Acquisition Proposal made by a third party after the date hereof for which all necessary financing is committed in full or reasonably likely to be obtained and which, if accepted, is reasonably likely to be consummated and taking into account all legal, financial and regulatory aspects of the proposal and the person making such proposal, including the relative expected consummation date, is financially superior to the holders of Company Common Stock than the Merger.

     6.3  Reasonable Efforts.

          (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions (including, but not limited to, (i) filings under the HSR Act and any other submissions requested by the Federal Trade Commission or Department of Justice and (ii) such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any assets) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible, subject to the other terms and conditions hereof).

          (b) Each of the parties hereto will keep the other party apprised of the status of matters relating to the completion of the transactions contemplated hereby. Subject to applicable laws relating to the exchange of information, each of the Company and Parent shall have the right to review in advance, and will consult with the other with respect to, all information relating to the other party and each of their respective subsidiaries, which appears in any waivers, consents, approvals, orders, registrations, filings, submissions or declarations made with or written materials submitted to any third party or government entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.

          (c) Notwithstanding the foregoing, the Company shall not be obligated to use its reasonable efforts or take any action pursuant to this Section
     6.3 if in the opinion of the Board of Directors after consultation with its counsel such actions would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law.

     6.4 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent ("Representatives"), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to its personnel, properties, books and records and, during such period, shall (and shall cause each of its subsidiaries to) furnish promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested, including, without limitation, a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries pursuant to the requirements of federal or state securities laws. Between the date of this Agreement and the Effective Time, the Company shall provide Parent at the end of each month with monthly financial statements in the form and at the time any such statements are customarily provided for internal reporting purposes, it being understood that such financial statements are for informational purposes only and no representation is made with respect thereto. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement, dated June 15, 1999 (the "Confidentiality Agreement"), by and between the Company and Parent shall apply with respect to information furnished by the Company, its subsidiaries and the Company's officers, employees, counsel, accountants and other authorized representatives hereunder. No investigation pursuant to this Section 6.4 or otherwise shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

     6.5 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Merger or the other transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with and obtain the approval of the other party before issuing any such press releases or making any such public announcements.

     6.6  Indemnification of Directors and Officers.

          (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Restated Certificate of Incorporation and By-Laws of the Company on the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

          (b) Parent shall cause to be maintained in effect for the Indemnified Parties (as defined below) for not less than six years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and the Company's subsidiaries with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement); provided, that Parent may substitute therefor policies of substantially the same coverage containing terms and conditions which are no less advantageous, in any material respect, to the Company's present or former directors, officers, employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (the "Indemnified Parties") and provided, further, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance as set forth on Schedule 6.6(b), although it shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (c) This Section 6.6 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Parent, Newco, the Company and the Surviving Corporation. Parent hereby guarantees the performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.6 and the Certificate of Incorporation and By-laws of the Surviving Corporation.

     6.7  Employees.

          (a) For a period commencing at the Effective Time and ending on December 31, 2000, Parent shall, or shall cause the Surviving Corporation to, provide employee benefit plans, programs, arrangements and policies (other than those related to equity securities of the Company) for the benefit of employees of the Company and its subsidiaries that in the aggregate are no less favorable to such employees than the Company Plans. All service credited to each employee by the Company through the Effective Time shall be recognized by Parent for all purposes, including for purposes of eligibility, vesting and benefit accruals under any employee benefit plan provided by Parent for the benefit of the employees.
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

          (b) Individual Agreements. Parent shall cause the Surviving Corporation to honor and assume the employment agreements, executive termination agreements and individual benefit arrangements listed on
     Schedule 6.7(b), all as in effect at the Effective Time.

     6.8 Certain Financing Matters. The Company agrees to provide, and will cause its subsidiaries and its and their respective officers, employees and advisors to provide, all necessary cooperation reasonably requested in connection with the arrangement of any financing to be consummated contemporaneous with or at or after the Merger, including without limitation any financing to be provided to the Company or any of its subsidiaries by the Parent; provided, that the Company will not be required to incur any out-of-pocket expenses or make any binding commitments with respect thereto until after the consummation of the Merger.

     6.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event which causes any representation or warranty of the Company or Parent and Newco, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any failure or inability of the Company or Parent, as the case may be, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     6.10 Rights Agreement. The Company shall not amend, modify or waive any provision of the Rights Agreement, and shall not take any action to redeem the Rights or render the Rights inapplicable to any transaction other than the transactions to be effected pursuant to this Agreement, which is reasonably likely to reduce the likelihood of or delay the consummation of the Merger, or result in any increase in the costs or decrease in the benefits to Parent of the Merger, or affect the capitalization of Parent or any of its affiliates after the Merger.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been duly adopted by the stockholders of the Company in accordance with applicable law.

          (b) Injunction. There shall not be in effect any law, statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction prohibiting or making illegal the transactions contemplated herein.

          (c) The applicable waiting period under the HSR Act shall have expired or been terminated.

     7.2 Conditions to the Company's Obligations to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

          (a) The representations and warranties of Parent and Newco contained in this Agreement shall be true and correct (in all material respects, in the case of representations and warranties not already qualified as to materiality by their terms) at and as of the Effective Time as though made on and as of such date (except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and the Company shall have received a certificate of the President or a Vice President of Parent to the foregoing effect.

          (b) Parent and Newco shall have performed and complied with in all material respects their obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and the Company shall have received a certificate of the President or a Vice President of Parent to the foregoing effect.

     7.3 Conditions to the Parent's and Newco's Obligations to Effect the Merger. The obligations of Parent and Newco to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

          (a) The representations and warranties of the Company contained in this Agreement shall be true and correct (in all material respects, in the case of representations and warranties not already qualified as to materiality by their terms) at and as of the Effective Time as though made on and as of such date (except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and the Parent shall have received a certificate of the Chief Executive Officer of the Company to the foregoing effect.

          (b) The Company shall have performed and complied with in all material respects its obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and Parent shall have received a certificate of the Chief Executive Officer of the Company to the foregoing effect.

          (c) Governmental Filings and Consents. All governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time (including, but not limited to, such approvals and consents as may be required under the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any assets), except where the failure to obtain any such consent would not reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the financial condition, business, results of operations, assets or liabilities of Parent and its subsidiaries, taken as a whole.

          (d) There shall not be any action or proceeding brought or threatened by any governmental entity seeking any executive order, decree, ruling or injunction or other order of a court of governmental or regulatory entity of competent jurisdiction which would have the effect of prohibiting or making illegal any of the transactions contemplated herein.

          (e) Rights Agreement. No Distribution Date or Stock Acquisition Date (each as defined in the Rights Agreement) shall have occurred.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

     8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of Parent and the Company.

     8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if (i) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable or (ii) the Company Stockholder Approval shall not have been received at the Stockholders Meeting duly called and held, or
(iii) the Effective Time shall not have occurred on or before November 30, 1999 (the "Termination Date"), provided, however, that the right to terminate this Agreement under this Section 8.2(iii) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date until ten business days after such failure has been cured.

     8.3 Termination by Parent. This Agreement may be terminated by Parent prior to the Effective Time, if (i) the Company shall have failed to perform in any material respect any of its material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within 30 days after the receipt by the Company of written notice of such failure, (ii) any representation or warranty of the Company contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date), except, in any case, such failures to be true and correct as would not, individually or in the aggregate, result in a failure of the condition set forth in Section 7.3(a); provided, that such failure to be true and correct is not cured, or is incapable of being cured, within 30 days after the receipt by the Company of written notice of such failure, or (iii) the Board of Directors of the Company withdraws or materially modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or Newco or fails to reconfirm such recommendation if so requested by Parent, within 10 business days following such request, or approves or recommends another Acquisition Proposal.

     8.4 Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned at any time prior to the Effective Time if (i) Newco or Parent shall have failed to perform in any material respect any of their material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within 30 days after the receipt by Parent of written notice of such failure, (ii) any representation or warranty of the Company contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date), except, in any case, such failures to be true and correct would not, individually or in the aggregate, result in a failure of the condition set forth in Section 7.2(a); provided, that such failure to be true and correct is not cured, or is incapable of being cured, within 30 days after the receipt by Parent of written notice of such failure or (iii) prior to the Company Stockholder Approval, upon five business days' prior irrevocable written notice to Parent, in order to accept an unsolicited Superior Proposal for which all necessary financing is committed; provided, however, that (A) such notice shall include a copy of any proposed or definitive documentation relating to such Superior Proposal (including all financing documentation), and shall otherwise specify all material terms, conditions and other information with respect thereto, and (B) prior to any such termination, the Company shall, if requested by Parent in connection with any revised proposal Parent might make, negotiate in good faith for such five business day period with Parent, and such third party proposal remains a Superior Proposal after taking into account any revised proposal by Parent during such five business day period; and provided, further, that it shall be a condition to termination pursuant to this Section 8.4(iii) that the Company shall have made the payment of the fee to Parent required by Section 8.5(b).

     8.5  Effect of Termination.

          (a) In the event of the termination and abandonment of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 8.5 and the provisions of Section 9.1 and the last two sentences of Section 6.4. Nothing contained in this Section 8.5 shall relieve any party from liability for any breach of this Agreement.

          (b) If:

             (i) this Agreement is terminated by the Company pursuant to Section 8.4(iii) hereof or by Parent pursuant to Section 8.3(iii) hereof, or

             (ii) (A) this Agreement is terminated pursuant to Sections 8.2(ii) or 8.3(i) and (B) a Third Party made a proposal publicly or to the Company or expressed any interest publicly or to the Company with respect to any Third Party Acquisition and (C) within twelve months after any such termination, either (1) the Company enters into an agreement with respect to any Third Party Acquisition, which is later consummated or (2) any Third Party Acquisition occurs;

        then the Company shall pay to Parent, within one business day following the consummation of such Third Party Acquisition, or no later than concurrently with any termination contemplated by Section 8.4(iii) above or within one business day after a termination contemplated by Section 8.3(iii), a fee, in cash and in immediately available funds, of $4.25 million (the "Termination Fee"); provided, however, that the Company in no event shall be obligated to pay more than one Termination Fee with respect to all such agreements and occurrences and such termination.

     "Third Party" means any person other than Parent, Newco or any affiliate thereof.

     "Third Party Acquisition" means any transaction contemplated by the definition of "Acquisition Proposal" which, together with any related transactions, would result in (i) the acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the Company Common Stock, (ii) the holders of Shares immediately prior to such transaction(s) acquiring or holding securities in respect of such Shares with less than 50% of the voting power of the capital stock of the ultimate parent entity immediately following consummation of such transaction(s), or
(iii) the sale or other disposition of more than 50% of the assets (including stock of subsidiaries) of the Company and its subsidiaries, taken as a whole.

The Company acknowledges that the provisions contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these provisions, Parent and Newco would not enter into this Agreement.

     8.6 Extension; Waiver. At any time prior the Effective Time, each of Parent, Newco and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure or delay of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

     9.1 Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, provided that the Surviving Corporation shall pay, with funds of the Company and not with funds provided by any of Parent Companies, any and all property or transfer taxes imposed on the Surviving Corporation or any Gains Taxes.

     9.2  Survival of Representations and Warranties; Survival of
Confidentiality. The representations and warranties made herein shall not survive beyond the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

     9.3 Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires prior approval of the stockholders of the Company unless such approval has been obtained.

     9.4 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     9.5 Counterparts; Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement may be executed by facsimile signatures of the parties hereto.

     9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     9.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

          (a) If to the Company, to

              Raymond J. Kulla, Esq.
              General Housewares Corp.
              1536 Beech Street
              Terre Haute, Indiana 47804
              (812) 232-1000 (telephone)
              (812) 232-7016 (telecopier)

              with a copy to:

              Brian W. Duwe, Esq.
              Skadden, Arps, Slate, Meagher & Flom (Illinois)
              333 West Wacker Drive
              Chicago, Illinois 60606
              (312) 407-0700 (telephone)
              (312) 407-0411 (telecopier)

          (b) If to Parent or Newco, to

              Phyllis R. Yeatman
              CCPC Acquisition Corp.
              2711 Centerville Road, Suite 202
              Wilmington, Delaware 19808
              (302) 633-7800 (telephone)
              (302) 633-7808 (telecopies)

              with a copy to:

              William F. Stoll, Jr.
              Borden, Inc.
              180 East Broad Street, 30th Floor
              Columbus, Ohio 43215-3799
              (614) 225-2024 (telephone)
              (614) 627-8374 (telecopies)

              and a copy to:

              David J. Sorkin, Esq.
              Simpson Thacher & Bartlett
              425 Lexington Avenue
              New York, New York 10017
              (212) 455-2000 (telephone)
              (212) 455-2502 (telecopier)

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

     9.8 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Newco may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any affiliate of Parent; provided, however, that no such assignment shall relieve Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article III hereof is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 6.6 shall inure to the benefit of and be enforceable by the Indemnified Parties.

     9.10  Certain Definitions. As used herein:

          (a) "Material Adverse Effect" shall mean (x) with respect to the Company, any adverse change in the financial condition, business, results of operations, assets or liabilities of the Company or any of its subsidiaries, which is material to the Company and its subsidiaries, taken as a whole, or excluding any changes or effects resulting from general changes in economic conditions and (y) with respect to the Company or Parent, any change, circumstance or event that would prevent, or materially hinder or delay the consummation of the transactions contemplated by this Agreement by such party and its subsidiaries. Whenever a statement herein is qualified by, or includes a reference to, whether any facts, events or circumstances have a Material Adverse Effect, all such facts, events or circumstances so referenced shall be considered both individually and in the aggregate, whether or not so expressly indicated in such statement.

          (b) "subsidiary" shall mean, when used with reference to any entity, any corporation a majority of the outstanding voting securities of which are owned directly or indirectly by such former entity.

          (c) "Taxes" shall mean all Federal, state, local and foreign taxes, customs, duties or similar fees and other assessments of a similar nature, (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

     9.11 Obligation of Parent. Whenever this Agreement requires Newco to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Newco to take such action and a guarantee of the performance thereof.

     9.12 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

     9.13 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     9.14 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". As used in this Agreement, the term "business day" shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. As used in this Agreement, the term "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

     9.15 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

     9.16 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to the remedy of specific performance of the terms hereof without the posting of any bond or security, in addition to any other remedy at law or equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                            GENERAL HOUSEWARES CORP.

                                            By:     /s/ PAUL A. SAXTON
                                              ----------------------------------
                                              Name: Paul A. Saxton
                                              Title: President and CEO

                                            CCPC ACQUISITION CORP.

                                            By:   /s/ PHYLLIS R. YEATMAN
                                              ----------------------------------
                                              Name: Phyllis R. Yeatman
                                              Title: President

                                            GHC ACQUISITION CORP.

                                            By:   /s/ PHYLLIS R. YEATMAN
                                              ----------------------------------
                                              Name: Phyllis R. Yeatman
                                              Title: President

Borden, Inc., a New Jersey corporation, hereby guarantees the obligations of Parent and Newco under Article III of the attached Agreement and Plan of Merger, dated as of August 2, 1999, between CCPC Acquisition Corp. and General Housewares Corp. (as such terms are defined therein).

                                            BORDEN, INC.

                                            By:  /s/ WILLIAM F. STOLL, JR.
                                              ----------------------------------
                                            Name: William F. Stoll, Jr.
                                            Title: Senior Vice President

Dated as of August 2, 1999

                                                                         ANNEX B

                     [WASSERSTEIN PERELLA & CO LETTERHEAD]

August 1, 1999

Board of Directors
General Housewares Corp.
1536 Beech Street
Terre Haute, Indiana 47804

Members of the Board of Directors:

     You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $.33 1/3 per share (the "Shares"), of General Housewares Corp., a Delaware corporation (the "Company"), of the $28.75 per Share cash consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of August 1, 1999 (the "Merger Agreement"), among the Company and CCPC Acquisition Corp., a Delaware corporation ("Parent"). The Merger Agreement provides for, among other things, a merger of a newly formed wholly-owned subsidiary of Parent ("Sub") with and into the Company (the "Merger") pursuant to which each outstanding Share (other than any such Shares held in the treasury of the Company or owned by Parent, Sub or their respective subsidiaries and affiliates) will be converted into the right to receive $28.75 per Share in cash (the "Merger Consideration"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

     In connection with rendering our opinion, we have reviewed the Merger Agreement. We have also reviewed and analyzed certain publicly-available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to us for purposes of our analysis, and we have met with management of the Company to review and discuss such information and, among other matters, the Company's business, operations, assets, financial condition and future prospects.

     We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the housewares industry specifically, and in other industries generally, that we believe to be reasonably comparable to the Merger or otherwise relevant to our inquiry. We have also performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

     In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us, and we have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates



                                     [LOGO]
of the Company's management. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company, and no such independent valuation or appraisal was provided to us. We also have assumed that the transactions described in the Merger Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof.

     In the ordinary course of our business, we may actively trade the debt and equity securities of the Company and Parent (or its affiliates) for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     We are acting as financial advisor to the Board of Directors of the Company in connection with the proposed Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

     Our opinion addresses only the fairness, from a financial point of view, to the stockholders of the Company of the Merger Consideration, and we do not express any views on any other terms of the Merger. Specifically, our opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Merger Agreement.

     It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and, except for inclusion in its entirety in any registration statement or proxy statement required to be circulated to stockholders of the Company relating to the Merger, may not be quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any stockholder as to how such holder should vote with respect to the Merger, and should not be relied upon by any stockholder as such.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the $28.75 per Share cash consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view.

                                            Very truly yours,

                                            [SIG]

                                                                         ANNEX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SEC. 262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the Surviving Corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 and sec. 264 of
     this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

FORM OF PROXY    FOLD AND DETACH HERE AND READ THE REVERSE SIDE       APPENDIX A

--------------------------------------------------------------------------------

                            GENERAL HOUSEWARES CORP.
                               1536 Beech Street
                                 P.O. Box 4066
                             Terre Haute, IN 47804

             PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS
                      OF GENERAL HOUSEWARES CORP. FOR THE
              SPECIAL MEETING OF STOCKHOLDERS ON OCTOBER 21, 1999

         The undersigned stockholder(s) of General Housewares Corp. ("General Housewares") hereby appoint(s) Paul A. Saxton and Raymond J. Kulla and each of them individually, with full power of substitution, the proxy of the undersigned to vote all shares of Common Stock, par value $0.33 1/3 per share of General Housewares which the undersigned is entitled, in any capacity, to vote at the special meeting of stockholders to be held on October 21, 1999 and any and all adjournments or postponements thereof, with all powers the undersigned would possess if personally present, as follows:

         This proxy, if properly executed and returned, will be voted in accordance with the instructions appearing on the proxy and at the discretion of the proxy holders as to any matters that may properly come before the special meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE PROPOSALS STATED AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

         Please complete, sign and return the proxy card to register your voting instructions of all shares owned by you.

            (Continued, and to be signed and dated on reverse side)

                 FOLD AND DETACH HERE AND READ THE REVERSE SIDE

--------------------------------------------------------------------------------

[X] Please mark your votes as in this example.

                                                                 FOR   AGAINST   ABSTAIN    THE BOARD OF
1. To approve and adopt the Agreement and Plan of Merger         [ ]     [ ]       [ ]      DIRECTORS OF
   pursuant to which GHC Acquisition Corp. will merge with                                  GENERAL
   and into General Housewares and General Housewares will                                  HOUSEWARES
   survive the merger. Approval of this proposal will also                                  RECOMMENDS
   constitute approval of the transactions contemplated by                                  APPROVAL OF
   the merger agreement.                                                                    THE STATED
                                                                                            PROPOSAL

2. In their discretion, to vote upon all matters incident to     FOR   AGAINST   ABSTAIN
   the conduct of the special meeting and such other             [ ]     [ ]       [ ]
   matters as may properly come before the special
   meeting or any adjournments or postponements thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE SPECIAL MEETING AND THE PROXY STATEMENT DATED SEPTEMBER 21, 1999, RELATING TO THE SPECIAL MEETING.


---------------------------------------
Signature


---------------------------------------
Signature if held jointly


---------------------------------------
Date

Note: Please sign this proxy exactly as the name appears herein. If shares are held by joint tenants, both should sign. Attorneys-in-fact, executors, administrators, trustees, guardians, corporation officers or others signing in a representative capacity should indicate the capacity in which they are signing.

PLEASE SIGN, DATE, AND MAIL THIS PROXY PROMPTLY IN THE RETURN ENVELOPE whether or not you expect to attend the special meeting. You may nevertheless vote in person if you attend.